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The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-196285

Subject to Completion, Dated May 27, 2014

PROSPECTUS SUPPLEMENT
(to the Prospectus dated May 27, 2014)

$200,000,000

             % Convertible Senior Notes due 2034

We are offering $200,000,000 principal amount of         % convertible senior notes due 2034 (the "notes").

The notes will bear interest at a rate of         % per annum. We will pay interest on the notes on June 1 and December 1 of each year, beginning December 1, 2014. The notes will mature on June 1, 2034 (the "maturity date"), unless earlier repurchased, redeemed or converted.

Holders may convert their notes into shares of our common stock, par value $0.001 per share, at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate will initially be                           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock). The conversion price will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, if a make-whole fundamental change (as defined herein) occurs or we deliver a redemption notice (as defined herein), in certain circumstances we will increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change or redemption notice, as the case may be.

You may require us to repurchase some or all of your notes for cash on June 5, 2021, June 5, 2024 and June 5, 2029 and upon a fundamental change (as defined herein) at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date.

We may not redeem the notes prior to June 5, 2018. On or after June 5, 2018 and prior to June 5, 2021, we may redeem for cash all or part of the notes, except for the notes that we are required to repurchase in connection with a fundamental change (as defined herein) or on a specified purchase date (as defined herein), if the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price for the notes on each applicable trading day. On or after June 5, 2021, we may redeem any or all of the notes in cash except for any notes that we are required to repurchase in connection with a fundamental change (as defined herein) or on a specified purchase date (as defined herein). The redemption price for the notes as described in the two immediately preceding sentences will be calculated as described below under "Description of Notes — Optional Redemption by the Company — Redemption Payment and Procedures."

The notes will be our senior unsecured obligations and rank equal in right of payment with any of our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the claims of our subsidiaries' creditors, including trade creditors.

For a more detailed description of the notes, see "Description of Notes" beginning on page S-74.

We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Shares of our common stock are traded on The NASDAQ Global Select Market under the symbol "SPNC." The closing sale price of our common stock on May 23, 2014 was $23.78 per share.

Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-17 to read about important factors you should consider before investing in the notes.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us		%	$

(1)
The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                           , 2014.

We have granted the underwriter named below the right to purchase, up to 30 days from, and including, the date of initial issuance of the notes, up to an additional $30,000,000 aggregate principal amount of notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the notes in book-entry form only through the facilities of DTC against payment in New York, New York on                           , 2014.

Piper Jaffray

Prospectus Supplement dated                           , 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any dated free writing prospectus. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any dated free writing prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference" in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

 PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus and the information incorporated by reference herein and therein. Because this is a summary, it may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before making a decision about whether to invest in the notes. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should pay special attention to the "Risk Factors" beginning on page S-17 of this prospectus supplement and the documents incorporated by reference herein and in the accompanying prospectus to determine whether an investment in the notes is appropriate for you.

The Spectranetics Corporation

We develop, manufacture, market and distribute single-use medical devices used in minimally invasive procedures within the cardiovascular system. Our products are used to access and treat arterial blockages in the legs and heart and to remove pacemaker and defibrillator cardiac leads. We believe that the diversified nature of our business allows us to respond to a wide range of physician and patient needs. During the year ended December 31, 2013, approximately 68% of our disposable product revenue was from products used with our proprietary excimer laser system, the CVX-300®. Our single-use laser catheters contain up to 250 small diameter, flexible optical fibers that can access difficult to reach peripheral and coronary anatomy and produce evenly distributed laser energy at the tip of the catheter. Our excimer laser system is the only laser system approved in the United States, Europe, Japan and Canada for use in multiple minimally invasive cardiovascular procedures.

Our disposable devices include Vascular Intervention and Lead Management products. Our Vascular Intervention products include a broad range of laser catheters for ablation of blockages in arteries above and below the knee (peripheral atherectomy), support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions, or CTOs (crossing solutions), and aspiration and cardiac laser catheters to treat blockages in the heart (coronary atherectomy and thrombectomy). Our Lead Management products include excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For the year ended December 31, 2013, our disposable products generated 87% of our revenue, of which Vascular Intervention accounted for 55% and Lead Management accounted for 45%. The remainder of our revenue is derived from sales and rental of our laser system and related services. We have a sales presence in over 40 countries outside of the U.S. and Canada, including our direct sales operations in certain countries in Europe and Puerto Rico and a network of approximately 40 distributors. Total international revenue in 2013 (including Asia Pacific and Latin American countries) was 18% of our revenue.

As of April 30, 2014, we had 627 full time employees. In the first quarter of 2014, we significantly increased the size of our U.S. field sales team. We increased our Vascular Intervention sales representatives by approximately 40% and our Lead Management sales representatives by approximately 60%. We estimate that the increase in our Lead Management sales team increased our coverage from approximately 40% of all patients implanted with pacemakers or defibrillators to approximately 80%.

Spectranetics is a Delaware corporation formed in 1984. Our principal executive offices are located at 9965 Federal Drive, Colorado Springs, Colorado 80921. Our telephone number is (719) 633-8333. Our website is located at www.spnc.com. Information contained on our web site is not a part of this prospectus supplement.

Our Strategy

We estimate that we have a $1.5 billion market opportunity in our Vascular Intervention and Lead Management businesses in 2014 that will grow to a $2.5 billion market opportunity in 2016. To capitalize on this market opportunity, our business strategy emphasizes:

    •
    organic growth through new product development;

    •
    new clinical indications for our existing products;

    •
    continued execution of our commercial and educational programs;

    •
    acquisitions that leverage our current customer base and extend our existing product lines; and

    •
    continued international expansion.

Vascular Intervention

We seek to increase the market share of our Vascular Intervention products by:

    •
    leveraging our existing laser and crossing solutions portfolio in the markets we serve;

    •
    increasing use of our products within critical limb ischemia, or CLI, and CTO procedures;

    •
    obtaining an in-stent restenosis, or ISR, indication with our current laser atherectomy devices;

    •
    executing on new products in development and obtaining new products through licensing and acquisition;

    •
    expanding our sales force reach and distribution; and

    •
    driving adoption of endovascular procedures from amputation and bypass in peripheral artery disease (PAD).

We believe there is opportunity for continued growth in our Vascular Intervention products. Industry sources estimate that the endovascular market in the U.S. and Europe was approximately $1.7 billion in 2012 and is expected to grow at approximately 6% to 7% in the near term with atherectomy procedures growing at approximately 8% in the near term. Our revenue from peripheral atherectomy procedures has increased from $30.1 million in 2010 to $43.9 million in 2013, reflecting 11 consecutive quarters of double digit growth in atherectomy revenue. We believe that the worldwide market for atherectomy procedures will continue to grow, with industry sources estimating atherectomy procedures to increase from approximately 90,000 in 2013 to approximately 110,000 in 2017. There are approximately 1.5 million peripheral procedures annually, of which approximately 90,000 use atherectomy. We expect this growth may continue as endovascular products are developed that provide more effective treatment solutions at a lower cost. For example, we believe that traditional balloons and stents, although commonly used to treat PAD, may have limited long-term clinical benefit in the legs, and surgical bypass and amputation carry significant patient risk and cost. Industry sources estimate that historically approximately 50% of amputations performed to treat PAD may have been avoidable or performed without diagnostics, and approximately 50% of amputations result in mortality within two years post-procedure. Laser atherectomy has emerged as a viable treatment option for PAD, both as a stand-alone treatment and as an adjunctive treatment with other therapies, such as balloons and stents. The cost of an amputation procedure and follow up treatment can be over three times that of an endovascular intervention, and we estimate that reducing amputations by 25% could save $3 billion in treatment and follow-up costs in the U.S. alone.

We believe the worldwide market opportunity for ISR procedures will grow from approximately 200,000 in 2013 to approximately 310,000 in 2017, with 2015 reflecting approximately 250,000 procedures or a potential $750 million market opportunity. Data from clinical studies has shown that treating ISR with laser atherectomy and drug-eluting balloons decreases total lesion revascularization and increases patency when compared to treatment with drug-eluting balloons alone. In 2011, the U.S. Food and Drug Administration, or FDA, granted approval for an investigational device exemption, or IDE, related to a multi-center, randomized trial to treat ISR in the legs under the study name EXCITE ISR. The study compared laser ablation using our Turbo-Tandem and Turbo Elite laser ablation devices followed by adjunctive balloon angioplasty with balloon angioplasty alone. The first enrollment in the study occurred in June 2011. The planned enrollment was 318 subjects (353, including the CTO registry) in the randomized control trial arm of the study at up to 35 active sites in the U.S. The primary endpoint was freedom from target lesion revascularization, or TLR, through six months following the procedure. The primary safety endpoint is freedom from major adverse events, such as death, major amputation, or TLR, at 30 days following the procedure. In May 2013, we received agreement from the FDA for an adjunct analysis plan that allowed us to explore submission of a new 510(k) for the ISR indication prior to full enrollment of the EXCITE ISR study. In February 2014, we met the adjunct analysis statistical endpoints, based on the enrollment of 250 patients. We submitted a 510(k) to the FDA based on these results in March 2014. Although we believe that ongoing clinical studies will prove our clinical superiority over the current standard of care and that we will become the only atherectomy company to achieve an indication for ISR from the FDA in the foreseeable future, we cannot assure you when, if ever, the FDA will clear this indication.

We believe the worldwide market for CLI procedures is approximately $600 million, reflecting approximately 450,000 procedures, and will grow at a rate of approximately 6%-7%. We believe the worldwide market for CTO procedures is approximately $120 million, reflecting approximately 250,000 procedures, and will grow at a rate of approximately 5%.

Lead Management

Our lead management revenue has increased from $41.2 million in 2010 to $62.5 million in 2013. We seek to further increase sales of our Lead Management products by:

    •
    further penetrating the market to treat infected leads through a targeted infection awareness campaign;

    •
    expanding our product portfolio to include mechanical lead extraction tools;

    •
    continuing to focus on training physicians and fellows through our simulation systems and other training programs;

    •
    expanding our sales force reach and distribution; and

    •
    further penetrating the market to treat other lead conditions classified as Class II Indications for Extraction of Cardiac Leads by the Heart Rhythm Society.

We believe that approximately 400,000 patients worldwide are indicated every year for a potential lead extraction as a result of an infection, classified by the Heart Rhythm Society as a Class I Indication for Extraction of Cardiac Leads, or a Class II Indication for Extraction of Cardiac Leads, which includes malfunction, system upgrade, venous occlusion, and other less common reasons. An industry source estimates that infection rates associated with leads increased 320% over a seven year period, and industry sources estimate that the mortality rate for patients suffering from infection and treated with lead extraction is up to 18%, compared to up to 66% for patients treated with antibiotics alone. Furthermore, industry studies indicate that there is a 50-100% relapse rate when patients are treated with either partial lead extraction or antibiotics alone, and that the increase in 30-day mortality is seven times greater with antibiotic therapy alone compared to lead extraction. As a result, we believe that approximately 65% of patients are undertreated. We estimate a $700 million potential market with approximately 20% from Class I and approximately 80% from Class II indications, only approximately 9% of which has been penetrated by existing products. We believe that, although infection is a Class I indication for lead extraction, a majority of patients with cardiac device infection are not being treated. The near term consequence of delayed device removal for infection is an increase in mortality. Recognizing this, in 2009, the Heart Rhythm Society strengthened recommendations for extraction of infected leads. We also believe that the majority of the Class II non-infected portion of these leads are capped and left in the body as a predominant mode of practice, based on physician perception of risk associated with removal and perception that abandoned leads are benign. We believe the long-term consequences associated with abandoned leads are more significant than generally believed and that clinical data, strongly supporting the safety of laser-assisted lead removal, will be instrumental in reshaping perceptions around this procedure as a mainstream treatment option for patients with devices. Consistent with our view, the Heart Rhythm Society updated its recommendations for lead extraction in 2009 and expanded the list of indications for lead extraction to include several well-defined scenarios involving non-functional leads, functional leads and venous occlusion.

International

Internationally, we are focused on:

    •
    increasing our sales presence in our current top markets, including Germany;

    •
    continuing our rapid growth in Japan, where our revenue increased approximately 118% in 2013 compared to 2012; and

    •
    further developing a market for our products in the BRIC (Brazil, Russia, India and China) countries, with the registration of our products already underway in China and India.

Recent Developments

AngioScore Acquisition

On May 27, 2014, we entered into an agreement and plan of merger with AngioScore Inc., or AngioScore, under which we agreed to acquire all of AngioScore's outstanding capital stock through a merger of a subsidiary of ours with AngioScore. We refer to this transaction as the AngioScore acquisition. Consideration for the AngioScore acquisition, subject to certain adjustments contemplated by the merger agreement, consists of $115 million in cash and $115 million of Spectranetics common stock, provided that if this offering is completed we will pay the stock amount in cash. In addition, we have agreed to pay the AngioScore stockholders additional cash milestone payments as follows:

    •
    annual payments for net sales of AngioScore products occurring in calendar years 2015, 2016 and 2017 equal to a multiple of 2.0 times each year's annual growth in net sales in excess of 10% over the highest preceding year net sales, provided that the year-over-year change in net sales is positive and that such payments in the aggregate will not exceed $50 million;

    •
    a one-time payment of $15 million in cash, if AngioScore's Drug-Coated AngioSculpt product receives U.S. IDE approval for a clinical study in the coronary or peripheral arteries by December 31, 2016;

    •
    a one-time payment of $5 million in cash, if AngioScore's Drug-Coated AngioSculpt product receives European CE mark approval for use in the coronary arteries by December 31, 2016; and

    •
    a one-time payment of $5 million in cash, if AngioScore's Drug-Coated AngioSculpt product receives European CE mark appoval for use in the peripheral arteries by December 31, 2016.

We will deposit $18 million of the consideration for the AngioScore acquisition in escrow for a period of 12 months and $5 million of the consideration for the AngioScore acquisition in escrow for a period of 24 months as security for the indemnification and other obligations of the AngioScore stockholders.

AngioScore will survive the merger and become a wholly-owned subsidiary of Spectranetics. Closing of the AngioScore acquisition is subject to customary terms and conditions. Closing of the AngioScore acquisition is not subject to completion of this offering, and completion of this offering is not a condition to completion of the AngioScore acquisition. If this offering is completed and the AngioScore acquisition is terminated or does not occur for any reason, we intend to use the proceeds of this offering for working capital and other general corporate purposes, which may include future acquisitions. Other than the AngioScore acquisition, we have no understandings, commitments or agreements to enter into any other acquisitions.

Business of AngioScore

AngioScore develops, manufactures and markets the AngioSculpt Scoring Balloon Catheter for the treatment of coronary artery disease and PAD. The AngioSculpt catheter combines a semi-compliant balloon with an innovative nitinol scoring element to address specific limitations of conventional balloon angioplasty catheters and rotational atherectomy. Published clinical data supporting the benefits of using the AngioSculpt catheter includes over 35 abstracts and manuscripts published in peer-reviewed journals as well as a broad global intellectual property portfolio covering the concept, design and manufacture of the AngioSculpt catheter. The AngioSculpt technology platform includes three models of coronary catheters and one model of peripheral catheters of various sizes and lengths. AngioScore is also developing a Drug-Coated AngioSculpt, the world's first drug-coated scoring balloon, and a product called CardioSculpt for the treatment of critical aortic valve stenosis. Since inception, AngioScore has recognized approximately $256 million in revenue. For the year ended December 31, 2013 and the three months ended March 31, 2014, AngioScore recognized revenue of $54.7 million and $13.9 million, respectively, and net losses of $7.5 million and $3.2 million, respectively. AngioScore's compounded annual revenue growth rate for the three years ended December 31, 2013 is 14%. Sales of devices for coronary and peripheral use each comprise approximately 50% of AngioScore's revenue.

Over the last ten years, AngioScore has sold more than 300,000 AngioSculpt catheters in over 65 countries, including the U.S., Europe and Japan. Approximately 88% of AngioScore's revenue for 2013 was from the U.S., 9% was from Europe and 3% was from Japan. AngioSculpt catheters are sold in the U.S. through a direct sales force to more than 1,200 hospitals and outside the U.S. through a network of international distributors. AngioScore has received regulatory approvals for the AngioSculpt for both coronary and peripheral indications including a Premarket Approval, or PMA, and 510(k) clearance from the FDA in the U.S., CE marks in Europe and Pharmaceuticals and Medical Devices Agency, or PMDA, approvals in Japan.

AngioScore was founded in 2003 and is located in Fremont, California. As of May 8, 2014, AngioScore had approximately 180 full-time employees.

AngioScore Acquisition Rationale

The AngioScore transaction is consistent with our strategy to leverage our current customer base and extend our existing product lines through acquisitions. We believe the AngioScore acquisition is compelling because, among other things, we anticipate it will:

    •
    Expand our markets and significantly add to the life and limb-saving solutions we can offer physicians and their patients.  The combination of AngioScore's AngioSculpt technology and products, which we believe represents a $1.5 billion market opportunity, and Spectranetics' portfolio of cardiovascular devices will expand our product offerings and enable us to provide additional solutions for our customers to effectively treat complex lesions in both coronary and peripheral arteries.

    •
    Broaden the product pipeline, including the addition of a proprietary drug-coated balloon platform.  AngioScore has a proven track record of product development. We intend to leverage AngioScore's innovation capabilities to enhance our product pipeline. As part of its product pipeline, AngioScore is developing the Drug-Coated AngioSculpt. If approved, the AngioSculpt could be the world's first drug-coated scoring balloon, and would provide us an opportunity to enter the expanding drug-eluting balloon segment of the Vascular Intervention market.

    •
    Enhance and leverage our strong sales and marketing capabilities.  We believe AngioScore's technology is highly complementary to ours, and we expect to leverage our existing global sales force and marketing capabilities to expand awareness of and access to AngioScore's technology and products.

    •
    Immediately increase our Vascular Intervention revenue and cash flow.  We believe the AngioScore acquisition will significantly increase our Vascular Intervention revenue, and we anticipate that the acquisition will be accretive to Adjusted EBITDA beginning in 2015.

    •
    Drive significant operating efficiencies and savings.  Both Spectranetics' and AngioScore's sales teams serve the same customers: interventional cardiologists, vascular surgeons and interventional radiologists. The products of the two companies can be used separately or adjunctively during the same procedure. There is also overlap within the general and administrative functions. We expect to realize between $8 million and $10 million of cost synergies in 2015, primarily within selling, general and administrative expenses.

Risks Affecting Us

Our business is subject to numerous risks, as more fully discussed in the section of this prospectus supplement captioned "Risk Factors," including the following:

    •
    we may be unable to compete successfully with larger companies in our highly competitive industry;

    •
    our ability to increase our revenue depends on our ability to successfully penetrate our target markets and develop new products for those markets;

    •
    our products may not achieve or maintain market acceptance;

    •
    if we do not achieve our projected development and commercialization goals, our business may be harmed;

    •
    we have a history of losses and may not achieve profitability;

    •
    this offering is not conditioned on the closing of the proposed AngioScore acquisition, and we cannot assure you that the AngioScore acquisition will be completed;

    •
    we may fail to successfully integrate AngioScore's business and operations or fully realize the anticipated benefits from the AngioScore acquisition in the expected timeline or at all;

    •
    our assumptions about the AngioScore acquisition may prove to be materially inaccurate;

    •
    if the acquisition of AngioScore is completed, we may be unable to maintain AngioScore's relationships with key employees, customers, vendors, licensors, suppliers, or other parties material to AngioScore's business; and

    •
    our financial results may vary significantly from quarter-to-quarter due to a number of factors, including those identified in the section of this prospectus supplement captioned "Risk Factors," which may lead to volatility in our stock price.

 THE OFFERING

The following is a brief summary of the terms of this offering and the notes. We provide the following summary solely for your convenience. This summary is not a complete description of this offering or the notes. You should read this prospectus supplement, "Description of Senior Debt Securities" in the accompanying prospectus and the documents incorporated by reference herein and therein completely. For a more detailed description of the notes, see the section entitled "Description of Notes" in this prospectus supplement. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled "Description of Notes," the words "we," "our," "us" and "the Company" refer only to The Spectranetics Corporation and not to any of its subsidiaries.

Issuer	The Spectranetics Corporation, a Delaware corporation.
Notes Offered

$200,000,000 principal amount of           % Convertible Senior Notes due 2034 (plus up to an additional $30,000,000 principal amount for purchase by the underwriter pursuant to its option to purchase additional notes).

Maturity Date	June 1, 2034, unless earlier repurchased, redeemed or converted.
Interest	% per year payable semiannually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2014.
Ranking

The notes will be our senior unsecured obligations and rank equal in right of payment with any of our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the claims of our subsidiaries' creditors, including trade creditors.

The indenture governing the notes will not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries will not guarantee any of our obligations under the notes.

Conversion Rights

Holders may convert their notes into shares of our common stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date in principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

The conversion rate for the notes is initially           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $           per share of our common stock), subject to adjustment as described in this prospectus supplement. See "Description of Notes — Conversion Rights — Conversion Rate Adjustments."

In addition, following certain make-whole fundamental changes (as defined herein) or our delivery of a redemption notice (as defined herein) in certain circumstances, we will increase the conversion rate for a holder who elects to convert its notes in connection therewith as described under "Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption."

Sinking Fund	None.
Fundamental Change Repurchase Right of Holders

Subject to certain exceptions, if we undergo a fundamental change (as defined below under "Description of Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes"), you will have the option to require us to repurchase all or any portion of your notes for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date.

Optional Repurchase Right of Holders

You may require us to repurchase some or all of your notes for cash on June 5, 2021, June 5, 2024 and June 5, 2029 at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date.

Optional Redemption by Us

We may not redeem the notes prior to June 5, 2018. On or after June 5, 2018 and prior to June 5, 2021, we may from time to time redeem for cash any or all of the notes, except for the notes that we are required to repurchase as described under "Description of Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes" or under "Description of Notes — Repurchase at the Option of the Holder — Repurchase at the Option of the Holder on Specified Dates," but only if the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price for the notes on each applicable trading day. The redemption price for the notes to be redeemed as described in the immediately preceding sentence will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after June 5, 2021, we may from time to time redeem for cash any or all of the notes, except for the notes that we are required to repurchase as described under "Description of Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes" or under "Description of Notes — Repurchase at the Option of the Holder — Repurchase at the Option of the Holder on Specified Dates." The redemption price for the notes to be redeemed as described in the immediately preceding sentence will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Events of Default

Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture governing the notes. If the event of default relates to our failure to comply with the reporting obligations in the indenture governing the notes, at our option, the sole remedy for the first 60 days following such event of default consists exclusively of the right to receive additional interest on the notes in an amount equal to 0.50% per annum of the principal amount of the notes. The notes will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

No Prior Market

The notes will be new securities for which there is no established trading market. Although the underwriter has informed us that it intends to make a market in the notes, it is not obligated to do so, and may discontinue market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Book-Entry Form

We will issue the notes in fully registered form in minimum denominations of $1,000. The notes will be evidenced by one or more global notes deposited with the trustee under the indenture, as custodian for DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of Notes — Global Notes, Book-Entry Form."

The NASDAQ Global Select Market Symbol for Our Common Stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol "SPNC."

Use of Proceeds

We estimate that the net proceeds from this offering will be           approximately $           million (or approximately $           million if the underwriter exercises its option to purchase additional notes in full), after deducting fees and estimated expenses. We intend to use all of the net proceeds from this offering to fund the AngioScore acquisition.

Closing of the AngioScore acquisition is not a condition to completion of this offering. If this offering is completed and the AngioScore acquisition is terminated or does not occur for any other reason, we intend to use the proceeds of this offering for research and development, commercialization of our products, working capital and other general corporate purposes, which may include future acquisitions. See "Use of Proceeds."

Trustee, Registrar, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association.
U.S. Federal Income Tax Considerations

For a discussion of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, see the discussion under the heading "Certain U.S. Federal Income Tax Considerations."

Risk Factors

Investment in the notes and the shares of our common stock issuable upon conversion thereof involves risk. You should carefully consider the information contained in "Risk Factors" beginning on page S-17 and all other information included in this prospectus supplement and the documents incorporated by reference herein before investing in the notes.

 SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA

We have derived the historical summary consolidated financial data for the years ended December 31, 2013, 2012 and 2011 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, or the 2013 Form 10-K, which is incorporated by reference in this prospectus supplement. We have derived the historical summary consolidated statement of operations data for the three months ended March 31, 2014 and 2013, and the consolidated balance sheet data as of March 31, 2014 from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is incorporated by reference in this prospectus supplement. Our unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of our full year results. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

The summary unaudited pro forma condensed combined financial data for the year ended December 31, 2013 and as of and for the three months ended March 31, 2014 below are based on the historical consolidated financial data and the notes thereto of Spectranetics and AngioScore after giving effect to the AngioScore acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data, including an assumed offering of $200 million principal amount of convertible notes to finance the AngioScore acquisition. The summary unaudited pro forma condensed combined financial data below should be read in conjunction with the unaudited pro forma condensed combined financial data and the accompanying disclosures included elsewhere in this prospectus supplement and with the historical financial statements and accompanying disclosures of Spectranetics and AngioScore, which are incorporated by reference in this prospectus supplement. The summary unaudited pro forma condensed combined financial data are provided for informational purposes only and do not purport to represent what Spectranetics' financial position or results of operations would actually have been had the AngioScore acquisition occurred on those dates or to project Spectranetics' results of operations or financial position for any future period. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page S-60 of this prospectus supplement and "Where You Can Find More Information" beginning on page S-120 of this prospectus supplement.

Historical Spectranetics Consolidated Statement of Operations and Balance Sheet Data:

	Year Ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$158,811	$140,285	$127,287	$39,614	$37,675
Cost of products sold	41,356	37,927	35,723	10,334	10,319
Selling, general and administrative	91,750	82,254	70,502	27,869	22,801
Research, development and other technology	22,080	16,846	17,729	6,229	5,172
Medical device excise tax(1)	2,138	—	—	525	522
Intangible asset amortization expense(2)	901	—	—	137	164
Contingent consideration expense(2)	867	—	—	38	202
Intangible asset impairment(2)	4,490	—	—	—	—
Change in contingent consideration liability(2)	(5,165)	—	—	—	—
Acquisition-related costs(2)	—	311	—	—	—
Federal investigation legal and accrued indemnification costs(3)	—	—	(370)	—	—
Settlement costs — license agreement dispute(4)	—	—	1,821	—	—
Litigation charges(5)	—	—	596	—	—

Operating income (loss)	394	2,947	1,286	(5,518)	(1,505)
Interest income (expense), net(5)	3	8	(149)	1	(4)
Other, net	13	5	(12)	3	(25)

Income (loss) before income taxes	410	2,960	1,125	(5,514)	(1,534)
Income tax expense (benefit)(6)	780	734	231	147	(575)

Net (loss) income	$(370)	$2,226	$894	$(5,661)	$(959)

Net (loss) income per share, basic	$(0.01)	$0.06	$0.03	$(0.14)	$(0.03)
Net (loss) income per share, diluted	$(0.01)	$0.06	$0.03	$(0.14)	$(0.03)
Weighted average common shares outstanding:
Basic	38,941	34,377	33,458	41,354	34,960
Diluted	38,941	35,767	34,370	41,354	34,960

	As of December 31,
			As of March 31, 2014
	2013	2012
	(In thousands)
Balance Sheet Data:
Working capital(7)	$144,605	$49,634	$142,471
Cash and cash equivalents	128,395	37,775	120,866
Property and equipment, net	28,281	27,006	28,747
Total assets	217,157	110,769	211,957
Long-term liabilities	3,932	1,879	4,001
Stockholders' equity	190,000	88,697	188,147

(1)
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or PPACA, imposes a medical device excise tax on medical device manufacturers on their sales in the U.S. of certain devices beginning on January 1, 2013. In 2013, we incurred $2.1 million of excise tax.

(2)
Intangible asset amortization expense relates to intangible assets acquired from Upstream Peripheral Technologies Ltd., or Upstream, in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. At the acquisition date, we recorded a contingent consideration liability, representing the estimated fair value of the future contingent payments we expected to make at that time. As of December 31, 2013, based on our assessment that we are not likely to generate the level of revenue from sales of the Upstream products that we anticipated at the acquisition date, we remeasured the contingent consideration liability to its fair value and reduced it by approximately $5.2 million. As a result of lower projected revenue for these products, we reviewed the recoverability of the intangible assets acquired. This review resulted in an impairment charge of approximately $4.5 million related to those assets, based on their revised fair value using current cash flow assumptions. In the fourth quarter of 2012, we incurred $0.3 million in legal and other costs related to our acquisition of certain products from Upstream.

(3)
In the fourth quarter of 2011, we recorded a $0.4 million reduction in our accrual for indemnification costs to reflect a change in our estimate of the range of our contingent liability for indemnification obligations we had to three former employees related to a federal investigation.

(4)
In the fourth quarter of 2011, we recorded $1.8 million related to the termination of a license agreement with Medtronic, Inc.

(5)
In the third quarter of 2011, the Dutch Court of Appeals issued a ruling in favor of Cardiomedica S.p.A., requiring us to pay to Cardiomedica $0.6 million in damages plus $0.2 million in interest.

(6)
Income tax expense for the year ended December 31, 2011 included a tax benefit of $0.5 million resulting from a reduction in the valuation allowance against our deferred tax asset in the Netherlands related to a foreign strategic tax transaction enacted in 2011.

(7)
In May 2013, we completed an offering of 5,462,500 shares of our common stock at a public offering price of $18.00 per share minus the underwriters' discount of $1.08 per share. We received net proceeds of approximately $92.0 million, after deducting underwriting discounts and commissions and offering expenses (approximately $0.4 million).

Pro Forma Condensed Combined Statement of Operations and Balance Sheet Data:

	Year ended December 31, 2013	Three months ended March 31, 2014
	(in thousands)
Statement of Operations Data:
Revenue	$213,474	$53,484
Cost of product revenue	58,644	14,478
Research, development and other technology	29,522	7,771
Selling, general and administrative	150,740	44,512

Total costs and expenses	238,906	66,761
Loss from operations	(25,432)	(13,277)
Interest expense	(6,327)	(1,582)
Other income (expense), net	(2,219)	(477)

Loss before income taxes	(33,978)	(15,336)
Provision for income taxes	780	147

Net loss	$(34,758)	$(15,483)

Adjusted EBITDA(1)	$10,096	$(4,035)

(1)
Adjusted EBITDA is a non-GAAP financial measure. See "Unaudited Pro Forma Condensed Combined Financial Statements — Reconciliation of Pro Forma Net Loss to EBITDA and Adjusted EBITDA For the Twelve Months Ended December 31, 2013" and "— Reconciliation of Pro Forma Net Loss to EBITDA and Adjusted EBITDA For the Three Months Ended March 31, 2014."

	As of March 31, 2014
	Actual	As Adjusted(1)	Pro Forma as Adjusted(2)
Balance Sheet Data:
Cash and cash equivalents	$120,866	$314,324	$80,774
Working capital	142,471	336,256	118,393
Total assets	211,957	411,957	441,115
Indebtedness(3)(4)	—	200,000	200,000
Stockholders' equity	188,147	188,147	184,597

(1)
Presented on an as adjusted basis to give effect to the sale and issuance of $200 million of the aggregate principal amount of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

(2)
Presented on a pro forma as adjusted basis to also give effect to (a) the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (b) the AngioScore acquisition.

(3)
The amount shown in the table above for indebtedness is the aggregate principal amount for the notes being offered hereby and does not reflect the underwriting discount or offering expenses payable by us.

(4)
The notes to be issued in connection with this offering have been included in long-term debt pending determination of the terms of this offering, at which time a portion of such notes may be included in additional paid-in capital. There may be features within the terms that are considered to be an embedded derivative and could be recorded on the balance sheet at fair value as a liability. If it is determined to be an embedded derivative, we will be required to recognize changes in the derivative's fair value from period to period in other income (expense) in our statements of operations.

RISK FACTORS

An investment in our securities involves various risks, including the risks described below and the risks set forth under the caption "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2013. You should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase our securities. If any of such risks occur, our business, operating results, prospects and financial condition could be harmed. This could cause the trading price of our securities to decline and could cause you to lose all or part of your investment.

Risks Related to Our Proposed Acquisition of AngioScore

This offering is not conditioned upon the closing of the proposed AngioScore acquisition, and there can be no assurance that the acquisition will be completed.

On May 27, 2014, we signed a definitive merger agreement to acquire AngioScore. We expect the AngioScore acquisition to close in June 2014. The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the AngioScore acquisition. Those conditions include continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, absence of orders prohibiting the completion of the acquisition and certain other conditions specified in the merger agreement. In addition, both we and AngioScore have rights to terminate the merger agreement under certain circumstances specified in the merger agreement. Closing of the AngioScore acquisition is not subject to completion of this offering, and completion of the AngioScore acquisition is not a condition to completion of this offering. We cannot assure you that the AngioScore acquisition will be completed. If this offering is completed and the AngioScore acquisition is terminated or does not occur for any reason, the notes offered hereby will remain outstanding whether or not the AngioScore acquisition is completed.

Actual results may differ from any guidance issued by us concerning future revenue and revenue growth of AngioScore or the anticipated impact of the AngioScore acquisition on the operating results of the combined company, and these differences could be material.

We have made a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to expected timing of the AngioScore acquisition, the prospects for the combined company, the market opportunity for our and the AngioScore products, our expectations for the development of AngioScore's products and introduction of new products and the future growth of our business. These statements are based upon our management's preliminary estimates based on forecasts prepared by AngioScore's management. Although we believe that we have a reasonable basis for such forward-looking statements, these statements are based on our projections of future events that are subject to known and unknown risks and uncertainties and other factors that may cause the combined company's actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements to differ in a material way. Risks and uncertainties that could cause actual results to differ materially from currently anticipated results include, but are not limited to, risks relating to:

  •
  our ability to successfully integrate AngioScore;

  •
  our ability to obtain U.S. IDE approval for the clinical testing of, and European CE mark approval for the sale of, the AngioScore products;

  •
  our ability to successfully launch new products and applications in AngioScore's target markets;

  •
  our sales, marketing and distribution capabilities and those of our competitors;

  •
  our planned sales, marketing, and research and development activities;

  •
  unanticipated increases in costs or expenses;

  •
  risks associated with international operations; and

  •
  the other risks identified in this prospectus supplement and the documents incorporated by reference in this prospectus supplement.

Our actual financial condition and results of operations following the AngioScore acquisition may not be consistent with, or evident from, the guidance we provide. Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences for, or effects on, us. Any failure to meet such guidance could have a material adverse effect on the trading price or volume of our stock.

Any failure to successfully integrate AngioScore's business and operations or fully realize potential synergies from the AngioScore acquisition in the expected time frame would adversely affect our business, operating results and financial condition.

We do not have a history of acquiring businesses of the size and complexity of AngioScore, and the success of the AngioScore acquisition will depend, in part, on our ability to successfully integrate AngioScore's business and operations and fully realize the anticipated benefits and potential synergies from combining our business with AngioScore's business. To realize these anticipated benefits and potential synergies, we must successfully combine these businesses. If we are unable to achieve these objectives following the AngioScore acquisition, the anticipated benefits and potential synergies of the AngioScore acquisition may not be realized fully or at all, or may take longer to realize than expected. Any failure to timely realize these anticipated benefits would have a material adverse effect on our business, operating results and financial condition. We and AngioScore have operated and, until the completion of the AngioScore acquisition, will continue to operate independently. The integration process could result in the loss of key employees, loss of key customers, decreases in revenue and increases in operating costs, as well as the disruption of each company's ongoing businesses, any or all of which could limit our ability to achieve the anticipated benefits and synergies of the AngioScore acquisition and have a material adverse effect on our business, operating results and financial condition.

We have made certain assumptions relating to the AngioScore acquisition that may prove to be materially inaccurate.

We have made certain assumptions relating to the AngioScore acquisition that may prove to be inaccurate, including as the result of the failure to realize the expected benefits of the AngioScore acquisition, failure to realize expected revenue growth rates, higher than expected operating, transaction and integration costs, as well as general economic and business conditions that adversely affect the combined company following the AngioScore acquisition. These assumptions relate to numerous matters, including:

  •
  projections of AngioScore's future revenue and revenue growth rates;

  •
  the amount of goodwill and intangibles that will result from the AngioScore acquisition;

  •
  certain other purchase accounting adjustments that we expect will be recorded in our financial statements in connection with the AngioScore acquisition;

  •
  acquisition costs, including transaction costs;

  •
  our ability to maintain, develop and deepen relationships with customers of AngioScore; and

  •
  other financial and strategic risks of the AngioScore acquisition.

We and AngioScore may have difficulty attracting, motivating and retaining executives and other key employees in light of the AngioScore acquisition.

Uncertainty about the effect of the AngioScore acquisition on our and AngioScore's employees may have an adverse effect on us or AngioScore and, consequently, the combined business resulting from the AngioScore acquisition. This uncertainty may impair our and AngioScore's ability to attract, retain and motivate key personnel until the AngioScore acquisition is completed, or longer for the combined entity. Employee retention may be particularly challenging during the pendency of the AngioScore acquisition as our and AngioScore's employees may experience uncertainty about their future roles with the combined business. Additionally, AngioScore's officers and employees own shares of AngioScore's common stock and/or hold AngioScore stock options. If the AngioScore acquisition is completed, they will be entitled to receive a portion of the consideration for the AngioScore acquisition, the payment of which could provide sufficient financial incentive for certain officers and employees to no longer pursue employment with the combined business. In particular, we have identified several key employees, including key scientific and technical employees, who have been important to the development of AngioScore's products and technologies, and we have attempted to implement employment compensation arrangements following the AngioScore acquisition to ensure these individuals' continued employment with us. We cannot provide assurances that these arrangements will sufficiently incentivize these key employees to remain with us after the AngioScore acquisition. If key employees depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to become employees of the combined business, we may incur significant costs in identifying, hiring and retaining replacements for departing employees, which could substantially reduce or delay our ability to realize the anticipated benefits of the AngioScore acquisition.

Our and AngioScore's business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the AngioScore acquisition.

Parties with which we or AngioScore do business may experience uncertainty associated with the AngioScore acquisition, including with respect to current or future business relationships with us, AngioScore or the combined business. These business relationships may be subject to disruption as customers and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, AngioScore or the combined business, including our competitors or those of AngioScore. These disruptions could have a material adverse effect on the businesses, operating results and financial condition of the combined business. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the AngioScore acquisition or termination of the merger agreement.

We will incur significant transaction expenses and acquisition-related integration costs in connection with the AngioScore acquisition and completion of this offering.

We have incurred, and expect to continue to incur, significant transaction costs relating to the negotiation and completion of the AngioScore acquisition and this offering. Except in limited circumstances, we will have to bear these costs whether or not the AngioScore acquisition is completed. Additionally, we are currently developing a plan to integrate the operations of AngioScore with our own after the completion of the AngioScore acquisition. In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with this integration; however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. These and transaction expenses and integration costs will be charged as an expense in the period incurred. The significant transaction costs and acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The stated value of long-lived and intangible assets may become impaired and result in an impairment charge.

As of March 31, 2014, after giving pro forma effect to the AngioScore acquisition, we would have had approximately $262 million of intangible assets and goodwill on a pro forma combined basis, $241 million of which relates to the AngioScore acquisition. In addition, if in the future we acquire additional complementary businesses or technologies, a substantial portion of the value of such assets may be recorded as intangible assets or goodwill. The carrying amounts of intangible assets and goodwill are affected whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. Such events or changes might include a significant decline in market share, a significant decline in revenue, a significant increase in losses or decrease in profits, rapid changes in technology, failure to achieve the benefits of capacity increases and utilization, significant litigation arising out of an acquisition or other matters. Adverse events or changes in circumstances may affect the estimated undiscounted future operating cash flows expected to be derived from intangible assets and goodwill. If at any time we determine that an impairment has occurred, we will be required to reflect the impaired value as a charge, resulting in a reduction in earnings in the quarter such impairment is identified and a corresponding reduction in our net asset value. The potential recognition of impairment in the carrying value, if any, could have a material and adverse effect on our financial condition and results of operations.

The pro forma financial statements in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the AngioScore acquisition.

The pro forma financial statements in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the AngioScore acquisition. Our actual financial condition and results of operations following the AngioScore acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the AngioScore acquisition. In addition, this offering is not conditioned upon completion of the AngioScore acquisition and the notes may remain outstanding even if the AngioScore acquisition is not completed. Therefore, investors should refer to our historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in the notes.

AngioScore is subject to pending litigation that may materially harm its intellectual property and its and our business.

AngioScore is the plaintiff in a lawsuit filed against a competing business and a former director of AngioScore who formed the competing business that sells a balloon angioplasty device sold under the name "Chocolate." The lawsuit alleges infringement of an AngioScore patent and seeks injunctive relief and damages. The defendants have filed counterclaims against AngioScore for, among other things, unfair competition and interference with business relationships. AngioScore has moved to amend its complaint against the former director to allege breach of his fiduciary obligations while serving as a director of AngioScore and against the other defendants for aiding and abetting that breach. The former director has filed claims for indemnification by AngioScore against these claims. The judge or a jury could find that the Chocolate device does not infringe AngioScore's patent or that the AngioScore patent is invalid, unenforceable, or otherwise subject to limitations. Even if AngioScore prevails in the litigation and the Chocolate device is found to infringe its patent, the court could deny injunctive relief, thereby allowing the former director's company to continue to manufacture and sell the competing Chocolate device. Regardless of whether AngioScore prevails in the litigation, the company and other third parties may use the AngioScore discoveries or technologies without paying damages, licensing fees or royalties to AngioScore or us, which could significantly diminish the value of the AngioScore intellectual property. The judge or a jury also could find that AngioScore is liable for the defendants' counterclaims and require AngioScore to pay damages, attorneys' fees and costs or impose other relief. In the former director's indemnification action, AngioScore could be required to advance and ultimately pay the former director's legal fees and costs defending against the breach of fiduciary duty and other claims, and the fees and costs associated with the dispute regarding indemnification. The cost of this litigation may be material to AngioScore and us. Any of the foregoing could have a material adverse effect on AngioScore's business and our business.

Risks Related to Our Business and Industry

We may be unable to compete successfully with larger companies in our highly competitive industry.

The medical device industry is highly competitive. Our primary competitors are manufacturers of products used in competing therapies within the peripheral and coronary atherectomy and lead management markets, such as:

  •
  atherectomy and thrombectomy, using mechanical methods to remove arterial blockages (peripheral and coronary);

  •
  balloon angioplasty and stents (peripheral);

  •
  specialty balloon angioplasty, such as cutting balloons and drug-eluting balloons;

  •
  bypass surgery (peripheral and coronary);

  •
  amputation (peripheral); and

  •
  mechanical lead removal tools (lead management).

Many of our competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors have substantially larger sales and marketing operations than we do. This allows those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which gives them a significant advantage over our sales and marketing team and our international distributors in making sales. We have experienced periods of higher sales personnel turnover, particularly in our vascular intervention sales organization. Sales personnel turnover could be an issue in the future.

Larger competitors also have broader product lines, which enables them to offer customers bundled purchase contracts and quantity discounts, and more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical trials, obtaining FDA and foreign regulatory approvals and marketing approved products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than the products we develop. This may render our technology or products obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to develop, manufacture, market and sell competing products. Competition will probably intensify.

We believe that the primary competitive factors in the interventional coronary and peripheral markets include:

  •
  the ability to treat a variety of lesions safely and effectively as demonstrated by credible clinical data;

  •
  ease of use;

  •
  the impact of managed care practices, related reimbursement to the healthcare provider and procedure costs;

  •
  size and effectiveness of sales forces; and

  •
  research and development capabilities.

Our ability to increase our revenue depends on our ability to successfully penetrate our target markets and develop new products for those markets.

Our ability to increase our revenue depends largely on our ability to increase sales in the vascular intervention market and in the lead management market. New products will also need to be developed and approved or cleared by the FDA and foreign regulatory agencies to sustain revenue growth in our markets. Additional clinical data and new products to treat coronary artery disease may be necessary to grow revenue within the coronary market, and we are not investing in these areas.

Our products may not achieve or maintain market acceptance.

Even if we obtain FDA approval or clearance of our products, or new indications for our products, market acceptance of our products in the healthcare community, including physicians, patients and third-party payors, depends on many factors, including:

  •
  our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost effectiveness of, and patient benefits from, laser atherectomy, and pacemaker and implantable cardioverter defibrillator, or ICD, lead removal;

  •
  the availability of alternative treatments;

  •
  whether our products are included on insurance company formularies;

  •
  the willingness and ability of patients and the healthcare community to adopt new technologies;

  •
  the convenience and ease of use of our products relative to other treatment methods;

  •
  the pricing and reimbursement of our products relative to other treatment methods; and

  •
  marketing and distribution support for our products.

Even if we obtain all necessary FDA approvals and clearances, any of our products may fail to achieve market acceptance. If we do not educate physicians about peripheral arterial disease, or PAD, and cardiac device infection and the existence of our products, these products may not gain market acceptance, as many physicians do not routinely screen for PAD while screening for coronary artery disease and are not aware of the need to remove and replace coronary leads when treating cardiac device infections. If our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost effective. Our Lead Management products are used to remove advisory leads, which are leads for which a physician advisory has been issued by the lead's manufacturer. When the advisory leads are extracted or become inactive, the market for our Lead Management products will be reduced. Failure to achieve or maintain market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, and results of operations.

If we do not achieve our projected development and commercialization goals, our business may be harmed.

For planning, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development and commercialization goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we publicly announce the expected timing of some of these milestones. We base these milestones on a variety of assumptions, which are subject to numerous risks and uncertainties. There is a risk we will not achieve these milestones on a timely basis or at all. Even if we achieve these milestones, the actual timing of the achievement of these milestones can vary dramatically compared to our estimates — often for reasons beyond our control — depending on numerous factors, including:

  •
  the rate of progress, costs and results of our clinical trials and research and development activities;

  •
  our ability to identify and enroll patients who meet clinical trial eligibility criteria;

  •
  the extent of scheduling conflicts with participating physicians and clinical institutions;

  •
  adverse reactions reported during clinical trials or commercialization;

  •
  the receipt of IDE approvals, marketing approvals and clearances by our competitors and by us from the FDA and other regulatory agencies;

  •
  other actions by regulators, including actions related to a class of products; and

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  actions of our development partners in supporting product development programs.

If we do not meet these milestones for our products or if we are delayed in achieving these milestones, the development and commercialization of new products, modifications of existing products or sales of existing products for new approved indications may be prevented or delayed, which could damage our reputation or materially adversely affect our business.

We have a history of losses and may not maintain profitability.

We incurred net losses from our inception in 1984 until 2000, and again in 2002, 2006, from 2008 to 2010 and in 2013. At December 31, 2013, we had accumulated $94.2 million in net losses since inception. We may not be profitable in the future.

If we make additional acquisitions, we could encounter difficulties that harm our business.

We may acquire companies, products, or technologies in the future in addition to the AngioScore acquisition. If we engage in such acquisitions, we may have difficulty integrating the acquired personnel, operations, products or technologies. Acquisitions may dilute our earnings per share, disrupt our ongoing business, distract our management and employees, increase our expenses, subject us to liabilities and increase our risk of litigation, all of which could harm our business. If we use cash to acquire companies, products or technologies, it may divert resources otherwise available for other purposes or increase our debt. If we use our common stock to acquire companies, products or technologies, we may experience a change of control or our stockholders may experience substantial dilution or both.

If we cannot obtain additional funding, we may be unable to make desirable acquisitions.

We may require additional funds to make acquisitions of desirable companies, products or technologies. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to make desirable acquisitions. Any equity or convertible debt financing may involve substantial dilution to our existing stockholders.

If we do not manage our growth or control costs related to growth, our results of operations will suffer.

We intend to grow our business by expanding our customer base, sales force and product offerings, including through acquisitions or other business combinations. Growth could place significant strain on our management, employees, operations, operating and financial systems, and other resources. To accommodate significant growth, we could be required to open additional facilities, expand and improve our information systems and procedures and hire, train, motivate and manage a growing workforce, all of which would increase our costs. Our systems, facilities, procedures and personnel may not be adequate to support our future operations. Further, we may not maintain or accelerate our current growth, manage our expanding operations or achieve planned growth on a timely and profitable basis.

Litigation and other legal proceedings may adversely affect our business.

From time to time we are involved in legal proceedings relating to patent and other intellectual property matters, product liability claims, employee claims, tort or contract claims, federal regulatory investigations, security class action and shareholder derivative lawsuits, and other legal proceedings or investigations, which could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business. Litigation is inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, which could have a material adverse impact on us. Adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers' confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

We must indemnify officers and directors, including, in certain circumstances, former employees, against all losses, including expenses, incurred by them in legal proceedings and advance their reasonable legal defense expenses, unless certain conditions apply. Insurance for claims of this nature does not apply in all such circumstances, may be denied or may not be adequate to cover all legal or other costs related to the proceeding. A prolonged uninsured expense and indemnification obligation could have a material adverse impact on us. From 2009 through 2013, we incurred more than $6 million in indemnification costs not covered by insurance for former employees charged in connection with a previously disclosed federal investigation.

Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business, financial condition, results of operations and cash flows in our key markets.

There have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of health care and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products. The adoption of proposals to control costs could have a material adverse effect on our financial position and results of operations.

The PPACA makes significant changes to the way healthcare is financed by both federal and state governments and private insurers, and directly impacts the medical device and pharmaceutical industries. The PPACA includes, with limited exceptions, a deductible excise tax of 2.3% on sales of products by entities, including us, which manufacture or import certain medical devices offered for sale in the United States, effective January 1, 2013. Revenue from many of our products is subject to that excise tax. It is unclear whether we can offset the cost of the tax through higher sales volumes resulting from the expansion of health insurance coverage.

Congress has proposed and adopted other legislative changes regarding healthcare since it enacted the PPACA. On August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, could not reach required goals, triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year. On January 2, 2013, the President signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. On March 1, 2013, the President signed an executive order implementing sequestration, and on April 1, 2013, the 2% Medicare payment reductions went into effect and will stay in effect through 2024 unless additional Congressional action is taken. The ATRA also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may cause additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and our financial operations.

Various healthcare reform proposals also have emerged at the state level. We expect that the PPACA and other federal and state healthcare initiatives that may be adopted could limit the amounts that federal and state governments will pay for healthcare products and services, and could have a material adverse effect on our industry and our results of operations.

Regulatory compliance is expensive, complex and uncertain, and approvals and clearances can often be denied or significantly delayed.

The FDA and similar state and foreign agencies regulate our products as medical devices. Complying with these regulations is costly, time consuming, complex and uncertain. FDA regulations and regulations of similar state and foreign agencies are wide-ranging and include oversight of:

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  product design, development, manufacture (including supply chain) and testing;

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  product safety and efficacy;

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  product labeling;

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  product storage and shipping;

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  record keeping;

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  pre-market clearance or approval;

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  advertising and promotion;

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  product sales and distribution; and

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  post-market surveillance and reporting of deaths or serious injuries.

All of our potential products and improvements of our current products are subject to extensive regulation and will likely require permission from regulatory agencies and ethics boards to conduct clinical trials, and clearance or approval from the FDA and other regulatory agencies prior to commercial sale and distribution. Under FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated the new product is substantially equivalent to other 510(k) cleared products. Sometimes, a 510(k) clearance must be supported by preclinical and clinical data. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by valid scientific evidence, including data from preclinical studies and human clinical trials. Therefore, to obtain regulatory clearance or approvals, we typically must, among other requirements, provide the FDA and similar foreign regulatory authorities with preclinical and clinical data that demonstrate to the satisfaction of the FDA and such other authorities that our products satisfy the criteria for clearance or approval. Preclinical testing and clinical trials must comply with the regulations of the FDA and other government authorities in the United States and similar agencies in other countries.

We may be required to obtain PMAs, PMA supplements or additional 510(k) premarket clearances to market modifications to our existing products. The FDA requires device manufacturers to make and document a determination of whether a modification requires an approval, supplement or clearance; however, the FDA can review a manufacturer's decision. The FDA may not agree with our decisions not to seek approvals, supplements or clearances for particular device modifications. If the FDA requires us to obtain PMAs, PMA supplements or pre-market clearances for any modification to a previously cleared or approved device, we will likely be required to cease manufacturing and marketing the modified device or perhaps also to recall such modified device until we obtain FDA clearance or approval and we may be subject to significant regulatory fines or penalties. There can be no assurance that the FDA will clear or approve such submissions in a timely manner, if at all.

International regulatory approval processes may take longer than the FDA approval process. If we fail to comply with applicable FDA and foreign regulatory requirements, we may not receive regulatory approvals or may be subject to fines, suspensions, or revocations of approvals, seizures, or recalls of products, operating restrictions, criminal prosecutions and other penalties. We may be unable to obtain future regulatory approval in a timely manner, or at all, especially if existing regulations are changed or new regulations are adopted. For example, the FDA clearance process for the use of excimer laser technology in clearing blocked arteries in the leg took longer than we anticipated due to requests for additional clinical data and changes in regulatory requirements. A failure or delay in obtaining necessary regulatory approvals would materially adversely affect our business.

If our clinical trials are unsuccessful or significantly delayed, or if we do not complete our clinical trials, our business may be harmed.

Clinical development is a long, expensive and uncertain process and is subject to delays and to the risk that products may ultimately prove ineffective in treating the indications for which they are designed. Completion of the clinical trials usually takes several years or more. We cannot assure you that we will successfully complete clinical testing of our products within the period we have planned, or at all. Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials do not necessarily indicate success in later trials. Several companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after receiving promising results in earlier trials.

We may experience numerous unforeseen events during, or because of, the clinical trial process that could delay or prevent us from receiving regulatory approval for new products, modification of existing products, or new approved indications for existing products including:

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  delays in enlisting an adequate number of subjects in clinical trials when competing with other companies;

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  enrollment in our clinical trials may be slower than we anticipate, or we may experience high drop-out rates of subjects from our clinical trials, resulting in significant delays;

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  the FDA or similar foreign regulatory authorities may find the product is not sufficiently safe for investigational use in humans;

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  officials at the FDA or similar foreign regulatory authorities may interpret data from preclinical testing and clinical trials in different ways than we do;

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  there may be delays or failure in obtaining approval of our clinical trial protocols from the FDA or other regulatory authorities;

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  there may be delays in obtaining institutional review board approvals or government approvals to conduct clinical trials at prospective sites;

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  the FDA or similar foreign regulatory authorities may find our or our suppliers' manufacturing processes or facilities unsatisfactory;

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  the FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product to market or receive approvals or clearances to treat new indications;

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  our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing or to abandon programs;

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  we may have trouble in managing multiple clinical sites;

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  trial results may not meet the level of statistical significance required by the FDA or other regulatory authorities;

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  we may experience delays in agreeing on acceptable terms with third party research organizations and trial sites that will conduct the clinical trials; and

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  we, or regulators, may suspend or terminate our clinical trials because the participating patients are being exposed to unacceptable health risks.

Failures or perceived failures in our clinical trials will delay and may prevent our product development and regulatory approval process, damage our business prospects and negatively affect our reputation and competitive position.

From time to time, we engage outside parties to perform services related to certain of our clinical studies and trials, and any failure of those parties to fulfill their obligations could cause costs and delays.

From time to time, we engage consultants and contract research organizations to help design, monitor and analyze the results of certain of our clinical studies and trials. The consultants and contract research organizations we engage interact with clinical investigators to enroll patients in our clinical trials. We depend on these consultants, contract research organizations and clinical investigators to perform the clinical studies and trials and monitor and analyze data from these studies and trials under the investigational plan and protocol for the study or trial and in compliance with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting results of clinical studies or trials to assure that the data and results are credible and accurate and the trial participants are adequately protected, as required by the FDA and foreign regulatory authorities. The consultants and contract research organizations also are responsible for protecting confidential patient data and complying with U.S. and foreign laws and regulations related to data privacy, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act. We may face delays in our regulatory approval process if these parties do not perform their obligations in a timely or competent fashion or if we must change service providers. This risk is greater for our clinical studies and trials conducted outside of the United States, where it may be more difficult to ensure our studies and trials are conducted in compliance with FDA requirements. Any third parties we hire to design or monitor and analyze results of our clinical studies and trials may also provide services to our competitors, which could compromise the performance of their obligations to us. If these third parties do not successfully carry out their duties or meet expected deadlines, or if the quality, completeness or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical trial protocols or for other reasons, our clinical studies or trials may be extended, delayed or terminated or may otherwise prove to be unsuccessful, and our development costs will increase. We may not establish or maintain relationships with these third parties on favorable terms, or at all. If we need to enter into replacement arrangements because a third party is not performing in accordance with our expectations, we may not do so without undue delays or considerable expenditures or at all.

Our regulatory compliance program cannot guarantee we comply with all potentially applicable U.S. federal and state regulations and all potentially applicable foreign regulations.

The development, testing, manufacturing, distribution, pricing, sales, marketing, promotion, import, export and reimbursement of our products, together with our general operations, are subject to extensive federal and state regulation in the United States and in foreign countries, including the new National Physician Payment Transparency Program in the U.S., which requires collection of information about payments to physicians and teaching hospitals beginning in 2013 and reporting such information in 2014 and by the 90th day of each subsequent calendar year. Congress and certain governmental entities, such as the FDA and Department of Justice, or DOJ, have been increasing their scrutiny of our industry. Although we have a regulatory compliance program, our employees, our consultants or our contractors may not comply with all potentially applicable U.S. federal and state laws and regulations or all potentially applicable foreign laws and regulations, including laws and regulations about the promotion of our approved or cleared products. Promotion of products cleared under a 510(k) can be particularly risky because 510(k) cleared indications can be vague, and FDA or other regulatory agencies may determine that our promotion of a product is "off-label." This may also occur with products approved under a PMA. If we fail to comply with these laws or regulations, a range of actions could result, including, but not limited to, the termination of clinical trials, failing to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal or recall of our products from the market, significant fines, penalties and/or damages, exclusion from government healthcare programs or other sanctions or litigation.

Compliance with the terms and conditions of our Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services requires significant resources and management time and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially adversely affect our business.

In December 2009, as part of the settlement of a federal investigation of our company, we entered into a five-year corporate integrity agreement, or CIA, with the Office of Inspector General of the United States Department of Health and Human Services, or OIG. The CIA provides criteria for establishing and maintaining compliance with various federal laws and regulations governing our clinical investigation related functions, reporting related functions and certain of our promotional and product services related functions. It applies to all of our U.S. subsidiaries and employees and certain of our employees based outside the U.S. Under the CIA, we must keep in place our current compliance program, provide specified training to employees, and retain an independent review organization to perform reviews to assist us in assessing and evaluating our various functions discussed above.

We expect maintaining the broad array of processes, policies and procedures necessary to comply with the CIA to continue to require a significant portion of management's attention and the application of significant resources. Failure to meet the CIA obligations could have serious consequences for us including stipulated monetary penalties for each instance of noncompliance. Material breaches of the CIA could cause us to be excluded from participating in federal healthcare programs, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our products may be subject to recalls after receiving FDA or foreign approval or clearance, which would divert managerial and financial resources, harm our reputation, and could adversely affect our business.

We are subject to medical device reporting regulations that require us to report to the FDA or similar foreign governmental authorities if our products cause or contribute to death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction recurred. The FDA and similar foreign governmental authorities have the authority to require the recall of our products because of any failure to comply with applicable laws and regulations, or defects in design or manufacture. A government mandated or voluntary product recall by us could occur because of component failures, device malfunctions, or other adverse events, such as serious injuries or deaths, or quality-related issues such as manufacturing errors or design or labeling defects. We have conducted voluntary recalls in the past and may be required to do so in the future. Any recalls of our products could divert managerial and financial resources, harm our reputation and adversely affect our business.

The continuing development of many of our products depends upon our maintaining strong working relationships with physicians.

The research, development, marketing and sale of many of our new and improved products depend upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing and sale of our products. Physicians assist us as researchers, marketing and product consultants, inventors and public speakers. If we cannot maintain our strong working relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our consolidated earnings, financial condition or cash flows. At the same time, the medical device industry's relationship with physicians is under increasing scrutiny by the OIG and the DOJ. Our failure to comply with requirements governing the industry's relationships with physicians, including the reporting of certain payments to physicians under the National Physician Payment Transparency Program or an investigation into our compliance by the OIG or the DOJ, could have a material adverse effect on our business.

We may not effectively be able to protect our intellectual property, which could have a material adverse effect on our business, financial condition or results of operations.

The medical device market in which we primarily participate is largely technology driven. Physicians have historically moved quickly to new products and new technologies. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. However, intellectual property litigation is inherently complex and unpredictable and appellate courts can overturn lower court patent decisions.

We hold patents and licenses to use patented technology, and have numerous pending patent applications. Our patents cover numerous inventions, including general features of the laser system, features of our catheters and other technologies. Our competitors may seek to produce products that include technologies that are not subject to patent protection, which may negatively affect our business.

The patents we own and license may not be sufficiently broad to protect our technology or to give us any competitive advantage. Our patents could be challenged as invalid, unenforceable, or circumvented by competitors. Issuing a patent is not conclusive as to its validity or enforceability. Third parties own numerous United States and foreign issued patents and pending patent applications in the fields in which we manufacture and sell our products.

Because patent applications can take many years to issue, there may be pending applications, unknown to us, which may later result in issued patents our products or technologies may infringe. Challenges raised in patent infringement litigation may cause determinations our patents or licensed patents are invalid, unenforceable, or otherwise subject to limitations. In such events, third parties may use the discoveries or technologies without paying damages, licensing fees or royalties to us, which could significantly diminish the value of our intellectual property. We could also be adversely affected if our licensors terminate our licenses to use patented technology. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. The foregoing could have a material adverse effect on our business.

We may incur substantial costs because of litigation or other proceedings relating to patent and other intellectual property rights, which could cause substantial costs and liability.

There may be patents and patent applications owned by others relating to laser and fiber-optic or other technologies, which, if determined to be valid and enforceable, may be infringed by us. Holders of certain patents, including holders of patents involving the use of lasers in the body, may contact us and request we enter into license agreements for the underlying technology and pay them royalties, which could be substantial. We cannot guarantee that other patent holders will not sue us and prevail. If we need to obtain a license to use any intellectual property, we may be unable to obtain these licenses on favorable terms or at all or we may be required to make substantial royalty or other payments to use this intellectual property. Litigation concerning patents and proprietary rights is time-consuming, expensive and unpredictable, and could divert the attention of our management from our business operations. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. An unfavorable outcome in an interference proceeding or patent infringement suit could require us to pay substantial damages, to cease using the technology or to license rights, potentially at a substantial cost, from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license on commercially acceptable terms. Even if we can obtain rights to a third-party's patented intellectual property, those rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may have to cease some of our business operations because of patent infringement claims, which could severely harm our business. To the extent we are found to be infringing on the intellectual property of others, we may not develop or otherwise obtain alternative technology. If we need to redesign our products to avoid third party patents, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, manufacturing or other information related to any redesigned product and, ultimately, in obtaining regulatory approval. Further, any such redesigns may cause less effective or less commercially desirable products or both.

If we cannot protect and control unpatented trade secrets, know-how and other proprietary technology, we may suffer competitive harm.

Besides patented intellectual property, we also rely on trade secrets, unpatented proprietary technology, confidential information and know-how to protect our technology and maintain our competitive position, particularly when patent protection is not appropriate or obtainable. However, trade secrets and unpatented proprietary technology are difficult to protect. To protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements may not prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy if unauthorized disclosure of confidential information occurs or other breaches of the agreements. Others may independently discover trade secrets and proprietary information licensed to us or that we own, and in such case, we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using trade secrets licensed to us or that we own is difficult, expensive and time consuming, and the outcome is unpredictable. Courts outside the United States may be less willing to protect trade secrets or unpatented proprietary technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We have important sole source suppliers and may be unable to replace them if they stop supplying us.

We purchase certain components of our CVX-300 laser system and select disposable products from several sole source suppliers. We do not have guaranteed commitments from these suppliers, as we order products through purchase orders placed with these suppliers from time to time. While we believe that we could obtain replacement components from alternative suppliers, we may be unable to do so. Losing any of these suppliers could cause a disruption in our production. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors. Establishing additional or replacement suppliers for these materials may take significant time, as certain of these suppliers must be approved by regulatory authorities. If we cannot secure on a timely basis sufficient quantities of the materials we depend on to manufacture our CVX-300 laser systems and disposable products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then manufacturing our CVX-300 laser system and disposable products may be disrupted, which could increase our costs and have a material adverse effect on our business.

Our net operating loss carryovers may be limited.

We have net operating loss carryovers, or NOLs, that we may use to offset against taxable income for U.S. federal income tax purposes. In addition, AngioScore has NOLs that we would acquire if the AngioScore acquisition closes. However, Section 382 of the Internal Revenue Code of 1986, as amended, may limit the NOLs that we may use in any year for U.S. federal income tax purposes in the event of certain changes in ownership of our company. The NOLs of AngioScore or any other company that we may acquire may also be limited due to the ownership change that occurs upon acquisition. Any limitation on our ability to use NOLs could, depending on the extent of such limitation, result in higher U.S. federal income taxes being paid (and therefore a reduction in cash) during any year in which we have taxable income than if such NOLs were available as an offset against such income for U.S. federal income tax reporting purposes.

Technological change may cause our products to become obsolete.

The medical device market is characterized by extensive research and development and rapid technological change. We derive most of our revenue from the sale of our disposable catheters. Technological progress or new developments in our industry could adversely affect sales of our products. Our products could be rendered obsolete because of future innovations in the treatment of cardiovascular disease.

We and our component suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition, and results of operations.

As a device manufacturer, we must register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA's quality system regulation, or QSR, requirements, which require manufacturers of medical devices to adhere to certain good manufacturing practices, including design controls, product validation and verification, in process testing, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA and other regulatory agencies. Our component suppliers are also required to meet certain standards applicable to their manufacturing processes.

We cannot assure you that we or our component suppliers comply or can continue to comply with all regulatory requirements. The failure by us or one of our component suppliers to achieve or maintain compliance with these requirements or quality standards may disrupt our ability to supply products sufficient to meet demand until compliance is achieved or, with a component supplier, until a new supplier has been identified and evaluated. Our or our component supplier's failure to comply with applicable regulations could cause sanctions to be imposed on us, including warning letters, fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, which could harm our business. We cannot assure you that if we need to engage new suppliers to satisfy our business requirements, we can locate new suppliers in compliance with regulatory requirements. Our failure to do so could have a material adverse effect on our business.

In the European Union, we must maintain certain International Organization for Standardization, or ISO, certifications to sell our products and must undergo periodic inspections by notified bodies, including the British Standards Institution, to obtain and maintain these certifications. If we fail these inspections or fail to meet these regulatory standards, our business could be materially adversely affected.

Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business.

Our products are purchased principally by hospitals and stand-alone peripheral intervention practices, which typically bill various third-party payors, including governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of our customers to obtain appropriate coverage and reimbursement for our products and services from government and private third-party payors is critical to our success. The availability of coverage and reimbursement affects which products customers purchase and the prices they are willing to pay.

Reimbursement varies from country to country, state to state and plan to plan and can significantly influence the acceptance of new products and services. Certain private third-party payors may view some procedures using our products as experimental and may not provide coverage. Third-party payors may not cover and reimburse the procedures using our products in whole or in part in the future or payment rates may not be adequate, or both. Further, the adequacy of coverage and reimbursement by third-party payors is also related to billing codes to describe procedures performed using our products. Hospitals and physicians use several billing codes to bill for such procedures. Third-party payors may not continue to recognize the billing codes available for use by our customers.

Reimbursement rates are unpredictable, and we cannot project how our business may be affected by future legislative and regulatory developments. Future legislation or regulation, or changing payment methodologies, may have a material adverse effect on our business, and reimbursement may not be adequate for all customers. From time to time, typically on an annual basis, payment amounts are updated and revised by third-party payors. Because the cost of our products generally is recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates could directly impact the demand for our products. For example, in July 2013, the Centers for Medicare and Medicaid Services, or CMS, proposed reimbursement changes that would have decreased reimbursement for procedures in an office-based facility. Although CMS chose not to implement those changes in 2013, we cannot assure you that CMS will not take similar actions in the future.

Another example of payment updates is the Medicare program updates to physician payments, which are done on an annual basis using a prescribed statutory formula. In the past, when the application of the formula resulted in lower payment, Congress has passed interim legislation to prevent the reductions. Most recently, the Protecting Access to Medicare Act of 2014, signed into law in April 2014, provided for a 0.5% update from 2013 payment rates under the Medicare Physician Fee Schedule through 2014 and a 0% update from January 1 until April 1, 2015. If Congress fails to intervene, the resulting decrease in payments may adversely affect our revenue and results of operations. In addition, the Medicare physician fee schedule has been adopted by some private payors into their plan-specific physician payment schedule. We cannot predict how pending and future healthcare legislation will impact our business, and any changes in coverage and reimbursement that further restricts coverage of our products or lowers reimbursement for procedures using our devices could materially affect our business.

After we develop new products or seek to market our products for new approved or cleared indications, we may find limited demand for the product unless government and private third-party payors provide adequate coverage and reimbursement. Even with reimbursement approval and coverage by government and private payors, providers submitting reimbursement claims may face delay in payment if there is confusion by providers regarding the appropriate codes to use in seeking reimbursement. Such delays may create an unfavorable impression within the marketplace regarding the level of reimbursement or coverage available for our products.

Demand for our products or new approved indications for our existing products may fluctuate over time if federal or state legislative or administrative policy changes affect coverage or reimbursement levels for our products or the services related to our products. In the United States, there have been and we expect there will continue to be legislative and regulatory proposals to change the healthcare system, some of which could significantly affect our business. Legislative or administrative reforms to the U.S. or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for those procedures could have a material adverse effect on our business.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse and health information privacy and security laws and regulations and, if we cannot fully comply with such laws, could face substantial penalties.

Various broad federal and state healthcare fraud and abuse laws may directly or indirectly affect our operations. Such laws include the federal Anti-Kickback Statute and related state anti-kickback laws. The federal Anti-Kickback Statute prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward either the referral of an individual, or the furnishing, purchasing, leasing or ordering of, or arranging for or recommending the furnishing, purchasing, leasing or ordering of an item or service, for which payment may be made under federal healthcare programs, such as Medicare and Medicaid. A person may be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. The federal Stark law and self-referral prohibitions under analogous state laws restrict referrals by physicians and, sometimes, other healthcare providers, practitioners and professionals, to entities with which they have indirect or direct financial relationships for furnishing of designated health services. The federal False Claims Act prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that are false or fraudulent. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties statute. The federal Health Insurance Portability and Accountability Act of 1996, as amended, created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. These healthcare fraud and abuse laws are subject to evolving interpretations by various federal and state enforcement and regulatory authorities. Under current interpretations of the Federal False Claims Act and certain similar state laws, some of these laws also may be subject to enforcement in a qui tam lawsuit brought by a private party "whistleblower," with or without the intervention of the government. Whistleblowers are entitled to be paid a portion of the judgment or settlement amount and therefore have financial incentives to file these cases.

If our operations, including our laser system placement and disposable products sales and marketing programs, clinical research or consulting arrangements with physicians, are found to violate these laws and are not protected under a statutory exception or regulatory safe harbor provision, we, our officers or our employees may be subject to civil and/or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and other federal healthcare program participation. Exclusion would preclude our products from use in treatment of Medicare or other federal healthcare program patients and could negatively impact sales of our products. If federal or state investigations or enforcement actions occur, our business and financial condition would be harmed.

There has been a recent trend of increased federal and state regulation of payments made to physicians. The PPACA imposes new reporting and disclosure requirements on device and drug manufacturers for any "transfer of value" made or distributed to physicians and teaching hospitals. Device and drug manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information or the submission of incorrect information may result in significant civil monetary penalties. The period between August 1, 2013 and December 31, 2013 was the first reporting period, and manufacturers were required to report aggregate payment data by March 31, 2014, and will be required to report detailed payment data and submit legal attestation to the accuracy of such data during Phase 2 of the program, which is expected to begin in May or June 2014 and extend for at least 30 days. Thereafter, manufacturers must submit reports by the 90th day of each subsequent calendar year. Some states, including California, Massachusetts and Vermont, have enacted statutes with various requirements, such as implementation of compliance programs, and the tracking and reporting of gifts, compensation and other remuneration to physicians. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more requirements. If we are investigated or found to have violated these laws, we may incur significant expenses, including fines and penalties.

In addition, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and other federal and state data privacy and security laws govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. The costs of complying with privacy and security related legal and regulatory requirements may be burdensome, and if we do not comply with existing or new federal or state laws and regulations related to patient health information, we could be subject to criminal or civil sanctions and any resulting liability could adversely affect our business.

If we fail to obtain regulatory approvals in other countries for our products, we cannot market our products in those countries, which could harm our business.

The requirements governing the conduct of clinical trials and manufacturing and marketing of our products, new products, or additional indications for our existing products outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require additional testing and different clinical trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes. Some foreign regulatory agencies also must approve the reimbursement policies related to specific products. We have had trouble in the past in obtaining reimbursement approvals for our products in Europe and are seeking regulatory and reimbursement approval for certain of our products in Japan and other countries. We cannot assure you we will receive this approval or that revenue in Japan and other countries will increase if we receive it. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively influence the regulatory process in others. We may not file for regulatory approvals and may not receive necessary approvals to market our existing products in any foreign country. If we fail to comply with these regulatory requirements or obtain and maintain required approvals in any foreign country, we cannot sell our products in that country and our ability to generate revenue could be materially adversely affected.

There are risks that come from having international operations.

For the year ended December 31, 2013, our revenue from international operations represented 18% of consolidated revenue, of which 13% of consolidated revenue was generated in Europe, the Middle East and Russia. Changes in overseas political or economic conditions, war or other conflicts, currency exchange rates, foreign laws regulating the approval and sales of medical devices, foreign tax laws or tariffs, other trade regulations or intellectual property protection could adversely affect our ability to market our products outside the United States. Our international operations subject us to the extraterritorial effects of U.S. laws such as the Foreign Corrupt Practices Act. Any significant changes in the competitive, political, legal, regulatory, reimbursement or economic environment where we will conduct international operations may have a material adverse impact on our business. To the extent we expand our international operations, we expect our sales and expenses denominated in foreign currencies to expand, therefore increasing the risk fluctuations in currency exchange rates will adversely affect us. We do not hedge against foreign currency fluctuations, which could result in reduced consolidated revenue or increased operating expenses.

We use both a direct sales organization and distributors for sales of our products throughout most of Europe, the Middle East, the Pacific Rim and Latin America. The international sales and marketing efforts could fail to attain long-term success.

If our manufacturing operations are interrupted, our results may be adversely affected.

Our ability to manufacture our products may be adversely affected by factors such as a failure to follow specific internal protocols and procedures, equipment malfunction, environmental factors or damage to our facility. If an interruption in manufacturing occurs, we may be unable to quickly move to alternate means of producing affected products or to meet customer demand. If the interruption results from a failure to follow regulatory protocols and procedures, we may be required to recall affected products and may experience delays in resuming production of affected products due primarily to needs for regulatory approvals. We may suffer loss of market share, which we may be unable to recapture, and harm to our reputation, which could adversely affect our results of operations and financial condition.

Product liability and other claims against us may reduce demand for our products or result in substantial damages.

Our business exposes us to potential liability for risks that may arise from the clinical testing of our unapproved or cleared new products, the clinical testing of expanded indications for existing products, the use of our products by physicians and the manufacture and sale of any approved products. An individual may bring a product liability claim against us, including frivolous lawsuits, if one of our products causes, or merely appears to have caused, an injury. We maintain product liability insurance for $20 million per occurrence with an annual aggregate maximum of $20 million. We cannot assure, however, that product liability claims will not exceed our insurance coverage limits or that such insurance coverage limits will continue to be available on acceptable terms, or at all. Our insurers may also claim that certain claims are not within the scope of our product liability insurance. A product liability claim, recall, or other claim regarding uninsured liabilities or for amounts over insured liabilities could have a material adverse effect on our business. Any product liability claim or series of claims or class actions brought against us, with or without merit, could result in:

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  liabilities that substantially exceed our insurance levels, which we would then be required to pay from other sources, if available;

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  an increase of our product liability insurance rates or the inability to renew or obtain product liability insurance coverage in the future on acceptable terms, or at all;

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  withdrawal of clinical trial volunteers or subjects;

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  damage to our reputation and the reputation of our products;

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  regulatory investigations that could require costly recalls or product modifications;

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  litigation costs; and

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  diversion of management's attention from managing our business.

Patients treated with our products often are seriously ill or have pacemaker or ICD leads embedded and surrounded by scar tissue within their chest. Patients treated with our products may suffer from severe infection, PAD, coronary artery disease, diabetes, high blood pressure, high cholesterol and other problematic conditions. During procedures or the clinical follow-up subsequent to procedures involving the use of our products, serious adverse events may occur and some patients may die. Serious adverse events or patient deaths involving the use of our products may subject us to product liability litigation, product recalls or other regulatory enforcement actions or limit our ability to grow our revenue, which could have a material adverse impact on our business.

Consumers, healthcare providers or others selling our products may make claims. We may be subject to claims against us even if an alleged injury is due to the actions of others. We rely on the expertise of physicians, nurses and other associated medical personnel to perform the medical procedures and related processes relating to our products. If these medical personnel are not properly trained or are negligent in using our products, the therapeutic effect of our products may be diminished or the patient may suffer injury or death, which may subject us to liability. An injury or death resulting from the activities of our suppliers may serve as a basis for a claim against us. We maintain policies and procedures and require training designed to educate our employees that off-label promotion is illegal. However, we cannot prevent a physician from using our products for any off-label applications. If injury to a patient results from such use, we may become involved in a product liability suit, which may be expensive to defend. Even if we do not become involved in a suit, quality or safety issues could cause reputational harm, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of devices, civil or criminal sanctions, or withdrawal of existing approvals.

Although there is federal preemption for medical devices approved by the FDA under a pre-market approval application that in some situations provides a shield against state tort product liability claims, Supreme Court decisions or federal legislation could reverse the exemption. If this preemption is removed, product liability claims may increase. Federal preemption for medical devices cleared through the 510(k) process is limited, if it exists at all.

Environmental and health safety laws may result in liabilities, expenses and restrictions on our operations.

Federal, state, local and foreign laws regarding environmental protection, hazardous substances and human health and safety may adversely affect our business. Using hazardous substances in our operations exposes us to the risk of accidental injury, contamination or other liability from the use, storage, importation, handling, or disposal of hazardous materials. If our or our suppliers' operations result in the contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines, and any liability could significantly exceed our insurance coverage and have a material adverse effect on our financial condition. We maintain insurance for certain environmental risks, subject to substantial deductibles; however, we cannot assure you we can continue to maintain this insurance in the future at an acceptable cost or at all. Future changes to environmental and health and safety laws could cause us to incur additional expenses or restrict our operations.

We depend on attracting, retaining and developing key management, clinical, scientific and sales and marketing personnel, and losing these personnel could impair the development and sales of our products.

Our success depends on our continued ability to attract, retain, develop and motivate highly qualified management, clinical, scientific and sales and marketing personnel. Except for our chief executive officer, we do not have employment agreements with our employees. Our employees are employed "at will," and each employee can terminate his or her employment with us at any time. As a condition of employment, our employees sign a confidentiality and trade secrets agreement that precludes them, upon termination of their employment, from disclosing any proprietary information, recruiting our employees or working for a competitor. We also have agreements with several of our officers that provide for the payment of either one year's salary plus bonus or six months' salary plus bonus if the officer's employment ends in certain circumstances. The agreements also prohibit the officer from competing with us and soliciting our employees and customers if termination of employment occurs. The enforceability of these agreements depends on the circumstances at the time of separation, and the agreements may be difficult to enforce. We do not carry key person insurance covering members of senior management. The competition for qualified personnel in the medical device industry is intense. We will need to hire additional personnel as we continue to expand our development activities and drive sales of our products. We may not attract, retain and develop quality personnel on acceptable terms due to the competition for such personnel.

Consolidation in the healthcare industry could have an adverse effect on our revenue and results of operations.

Many healthcare industry companies, including healthcare systems, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease and our consolidated earnings, financial condition, or cash flows would suffer.

An interruption in or breach of security of our information or manufacturing systems, including the occurrence of a cyber incident or a deficiency in our cybersecurity, may cause a loss of business or damage to our reputation.

We rely on communications, information and manufacturing systems to conduct our business. Any failure, interruption, or cyber incident of these systems could cause failures or disruptions in our customer relationship management or product manufacturing. A cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to information systems to disrupt operations, corrupt data, or steal confidential information. The occurrence of any failures, interruptions, or cyber incidents could cause a loss of customer business or reputation and have a material effect on our business, financial condition, results of operations and cash flows.

A U.S. and global economic downturn could adversely affect our operating results, financial condition, or liquidity.

We are subject to risks arising from adverse changes in domestic and global economic conditions, including recession or economic slowdown and disruption of credit markets. The European sovereign debt crisis has increased concerns about global economic recovery. Over the past several years, the credit and capital markets have experienced extreme volatility and disruption. The strength of the United States and global economy is uncertain, and the United States may experience slowed growth or another recession. Turbulence in the financial markets and general economic uncertainties may make it more difficult and more expensive for hospitals and health systems to obtain credit, which would contribute to pressures on our operating margin, resulting from rising supply costs, reduced investment income and philanthropic giving, increased interest expense, reimbursement pressure, reduced elective healthcare spending and uncompensated care. In such circumstances, we expect many of our customers would continue to scrutinize costs, trim budgets and look for opportunities to further reduce or slow capital spending.

The potential decline in federal and state revenues that may result from such conditions may create additional pressures to contain or reduce reimbursements for our products from Medicare, Medicaid and other government sponsored programs. Increasing job losses or slow improvement in the unemployment rate in the U.S. has and may continue to result in a smaller percentage of patients being covered by an employer group health plan and a larger percentage being covered by lower paying Medicare, Medicaid and health plans offered through PPACA exchanges.

Further, a strengthening of the United States dollar or other economic event may adversely affect the results of our international operations when those results are translated into United States dollars. Disruptions in the credit markets could impede our access to capital, which could further adversely affect us if we cannot maintain our current credit ratings. If we cannot obtain financing, we may need to defer capital expenditures or seek other sources of liquidity, which may not be available to us on acceptable terms if at all. All of these factors related to the global economic situation, which are beyond our control, could negatively affect our business, results of operations, financial condition and liquidity.

Risks Related to the Notes and the Offering of the Notes

The notes are effectively subordinated to our secured debt and structurally subordinated to the liabilities of our subsidiaries.

The notes will be our senior unsecured obligations and rank equal in right of payment with any of our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The provisions of the indenture governing the notes will not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

Our subsidiaries will not guarantee the notes. Accordingly, the notes will also be structurally subordinated to all existing or future unsecured and secured liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary's creditors, including trade creditors and preferred equity holders. As of March 31, 2014, the aggregate amount of liabilities of our subsidiaries was $3.1 million, including trade and other payables and excluding intercompany liabilities, and our subsidiaries had no outstanding preferred equity. The provisions of the indenture governing the notes do not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of shares of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

For example, the trading price of the notes will increase with the market price and volatility of shares of our common stock. We cannot, however, predict whether the market price of shares of our common stock will rise or fall or whether the volatility of shares of our common stock will continue at its historical level. For a discussion of some specific factors that may result in a decline in the market price of shares of our common stock, or that may influence the volatility of shares of our common stock, see the risk factors set forth below and in "Risk Factors — Risks related to Our Business and Industry" above. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of shares of our common stock. Moreover, to the extent we can influence the market price or the volatility of shares of our common stock, we may or may not choose to take actions that will increase the market price or the volatility of shares of our common stock. For example, we might determine that it is in our best interest to divest a business segment with volatile earnings to repay a substantial amount of indebtedness, either of which would likely reduce the volatility of shares of our common stock and thereby adversely affect the trading price of the notes.

Likewise, if interest rates, or expected future interest rates, rise during the term of the notes, the yield of the notes will likely decrease, but the value of the convertibility option embedded in the notes will likely increase. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the trading price of the notes. In recent years, the Federal Reserve has undertaken a policy known as quantitative easing, which involves open market transactions by monetary authorities to stimulate economic activity through the purchase of assets with longer maturities than short-term government bonds. The Federal Reserve has since articulated that it will take steps to begin a so-called "tapering" of quantitative easing, depending upon its assessment of the performance of the U.S. economy. Expectations for near-term tapering of quantitative easing have led to higher long-term interest rates, and market interest rates may continue to rise if the Federal Reserve adopts, or accelerates the implementation of, a tapering policy. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

We may not have the cash necessary to satisfy our cash obligations under the notes, and our future debt may contain limitations on our ability to satisfy our cash obligations under the notes.

The notes bear cash interest payable semiannually at a rate of         % per year. The notes mature on June 1, 2034. On each of June 5, 2021, June 5, 2024 and June 5, 2029 and upon a fundamental change (as defined herein), you may require us to repurchase some or all of your notes for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all. In addition, our ability to satisfy such cash obligations may be limited by applicable law or the terms of other instruments governing our indebtedness. Our failure to pay such cash obligations would constitute an event of default under the indenture governing the notes, which in turn could constitute an event of default under any of our outstanding indebtedness, thereby resulting in the acceleration of such indebtedness and required prepayment and further restrict our ability to satisfy such cash obligations.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to prevailing economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the equity securities underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on shares of our common stock in lieu of or in addition to short selling shares of our common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to the shares of our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The Securities and Exchange Commission, or SEC, and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including shares of our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of shares of our common stock or enter into swaps on shares of our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on shares of our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, may not be maintained.

The notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriter has informed us that it intends to make a market in the notes, it is not obligated to do so, and may discontinue market making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, such market may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes have a number of features that may adversely affect their value and trading price, including the lack of financial covenants. Furthermore, volatile or depressed market prices for our common stock are likely to have a similar effect on the trading prices of the notes. It is impossible to assure holders of the notes that the market price of our common stock in the future will not have an adverse effect on the trading prices of the notes.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including our inability to acquire suitable acquisition candidates, actual or anticipated variations in our quarterly financial results, changes in financial estimates for us by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using shares of our common stock as consideration.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our operating performance. You may not be able to sell the shares of our common stock that you receive upon conversion or your notes at or above the applicable conversion price, or at all. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results. In addition, if we decide to settle any class action litigation against us, our decision to settle may not necessarily be related to the merits of the claim.

Holders who receive shares of our common stock upon the conversion of their notes will be subject to the risk of volatile and depressed market prices of our common stock. It is impossible to assure converting holders that the market price of our common stock will not fall in the future.

The notes are not protected by restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The indenture governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring debt or issuing or repurchasing our other securities. Because the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under "Description of Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes," "Description of Notes — Consolidation, Merger and Sale of Assets" and "Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption," we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Other than the repurchase right, the restrictions provided by the merger covenant and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

The adjustment to the conversion rate for notes converted in connection with certain make-whole fundamental change transactions or certain notices of redemption may not adequately compensate holders for the lost option time value of their notes as a result of any such transaction or any such redemption.

If certain transactions that constitute a make-whole fundamental change occur or upon a notice of redemption on a redemption date on or after June 5, 2018 and prior to June 5, 2021, under certain circumstances and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction or redemption. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change transaction becomes effective or the date of the redemption notice, as the case may be, and the price per share of our common stock paid or deemed to be paid in such transaction or on the date of the redemption notice, as the case may be, as described under "Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption" in this prospectus supplement. While the increase in the conversion rate is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price per share of our common stock paid or deemed to be paid in the transaction or on the date of the redemption notice, as the case may be, is less than $             or in excess of $             , subject to adjustment under certain circumstances, the conversion rate will not be increased in connection with such make-whole fundamental change or redemption. Moreover, in no event will the total number of shares of our common stock issuable upon the conversion of the notes exceed             per $1,000 principal amount of notes, subject to adjustment under certain circumstances.

Our obligation to increase the conversion rate upon certain make-whole fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Upon any redemption of the notes on or after June 5, 2018 and prior to June 5, 2021, or upon any conversion of the notes in connection with a redemption notice for a redemption on or after June 5, 2018 and prior to June 5, 2021, no cash will be added to the redemption price, in the case of a redemption, and while the applicable conversion rate will be increased by additional shares, in the case of a conversion in connection with a redemption notice that you receive, you may not be fully compensated for future interest payments or lost time value of your notes.

If the related redemption date would occur on or after June 5, 2018 and prior to June 5, 2021, and if the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price on each applicable trading day, subject to certain limited exceptions, we may redeem any or all of the notes. The redemption price for the notes to be redeemed on any such redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If we call any notes for redemption on or after June 5, 2018 and prior to June 5, 2021, you may convert your notes at any time until the close of business on the second business day immediately preceding the redemption date. Upon any such redemption or conversion, no cash will be added to the redemption price, in the case of a redemption, and while the applicable conversion rate will be increased by additional shares, in the case of a conversion in connection with a redemption notice that you receive, you may not be fully compensated for future interest payments or lost time value of your notes.

If we call the notes for redemption on or after June 5, 2021, no cash will be added to the applicable redemption price, in the case of a redemption, and no such additional shares will be added to the applicable conversion rate, in the case of a conversion in connection with such a redemption notice. As a result, you will not be compensated for any future interest payments that you would have otherwise received or any other lost time value of your notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers, as described under "Description of Notes — Conversion Rights —

Conversion Rate Adjustments" in this prospectus supplement. The conversion rate will not be adjusted for other events, such as a payment of certain dividends on our common stock or an issuance of our common stock for cash, which may adversely affect the trading price of the notes and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value, but does not result in an adjustment to the conversion rate.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of the notes will be subject to all changes affecting our common stock. Holders of the notes will be entitled to the rights afforded holders of our common stock only if and when they become or are deemed to become the holder of record of the shares of our common stock delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a converting noteholder becoming the holder of record of the shares of our common stock deliverable upon the conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock. See "Description of Notes — Conversion Rights."

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of specified fundamental changes, you will have the option to require us to repurchase all or any portion of your notes. However, the definition of "fundamental change" is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the notes. For example, events such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such events, the holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting affect the trading price of the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of shares of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of shares of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. We will be required to deliver shares of our common stock, together with cash for any fractional share, on the third business day immediately following the relevant conversion date. Accordingly, if the market price of shares of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and will be less than the conversion value of the notes on the conversion date.

The issuance of additional shares of our common stock in connection with acquisitions or otherwise will dilute all other stockholdings and could affect the market price of our common stock and, therefore, the trading price of the notes.

Following this offering, we will have an aggregate of         shares of our common stock authorized but unissued and not reserved for issuance under our option and compensation plans or under other convertible or derivative instruments. We may issue all of these shares without any action or approval by our stockholders. In addition, we are proposing to increase the number of authorized shares of our common stock from 60,000,000 to 120,000,000 at our annual meeting on June 10, 2014. We intend to continue to actively pursue acquisitions of other companies and may issue shares of our common stock in connection with these acquisitions. Any shares of our common stock issued in connection with our acquisitions, the exercise of stock options, restricted stock units or otherwise would dilute the notional percentage ownership held by the investors who purchase our notes in this offering. In addition, we may issue a substantial number of shares of our common stock upon conversion of the notes.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the market price of our common stock and the trading price of the notes and our ability to raise funds in new stock offerings.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering and the concurrent transactions, or the perception that these sales might occur, could cause the market price of our common stock and the trading price of the notes to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity or equity-related securities. We, our directors, officers and certain stockholders will agree to certain lock-up restrictions relating to shares of our common stock for a limited period of time after the date of this prospectus supplement, as described under "Underwriting."

We may issue shares of our common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of options or for other reasons. No prediction can be made as to the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of our common stock or such other equity securities for future sale or issuance, will have on the market price of our common stock or the trading price of the notes.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a return.

This offering is not conditioned on the closing of the AngioScore acquisition and there can be no assurance that the AngioScore acquisition will be consummated. If the AngioScore acquisition is not consummated, we expect to use the net proceeds that we will receive from this offering, including that which we otherwise intended to fund the AngioScore acquisition, for research and development, commercialization of our products, working capital and other general corporate purposes and we may also use a portion of our net proceeds to acquire and invest in complementary products, technologies or businesses. However, we currently have no binding agreements or commitments to complete any such transaction other than our agreement to acquire AngioScore. Our management will have broad discretion in the application of any net proceeds from this offering that are not used to pay the cash portion of the purchase price of the AngioScore acquisition, and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending our ultimate use of proceeds of this offering, we may invest our net proceeds from the offering primarily in instruments that do not produce significant income or that may lose value.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue any shares of our common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders, including holders who have received shares of our common stock upon prior conversion of the notes. Any sales in the public market of shares of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

Provisions of Delaware law, our charter documents and the indenture governing the notes may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock, any stockholder rights plan that we may in the future implement, our staggered board of directors and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock and the trading price of your notes. See "Description of Our Capital Stock — Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Bylaws."

The repurchase rights in the notes triggered by the occurrence of a fundamental change, as described under the heading "Description of Notes — Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes," and the additional shares of our common stock by which the conversion rate is increased in connection with certain make-whole fundamental change transactions, as described under the heading "Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption," could discourage a potential acquirer.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our common stock could be harmed.

In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency downgrades or withdraws its rating of any of our debt, or puts us on credit watch, the trading price of the notes is likely to decline.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants' accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

You may be subject to U.S. federal income or withholding taxes if we adjust or fail to adjust the conversion rate in certain circumstances, even if you do not receive any funds.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See "Description of Notes — Conversion Rights — Conversion Rate Adjustments." If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. In addition, if we fail to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us, you may be deemed to have received a taxable dividend. Further, if a make-whole fundamental change occurs on or prior to the maturity date of the notes, and we increase the conversion rate for the notes converted in connection with the make-whole fundamental change, you may be deemed to have received a taxable dividend. Any distribution deemed received by a non-U.S. holder may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, which may be set off against subsequent payments on the notes (or in certain circumstances, on our common stock). See "Certain U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions" and "Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Dividends."

Risks Related to Our Common Stock

Our stock price may continue to be volatile.

The market price of our common stock, similar to other medical device companies, has been, and is likely to continue to be, highly volatile. The trading price of our stock has varied from a low of $14.58 to a high of $31.94 since the end of 2012. The following factors may significantly affect the market price of our common stock:

  •
  actual or anticipated fluctuations in our operating results and the operating results of competitors;

  •
  announcements of technological innovations or new products by us or our competitors;

  •
  results of clinical trials or studies by us or our competitors;

  •
  governmental regulation;

  •
  developments regarding patents or proprietary rights, including assertions our products infringe the intellectual property rights of others;

  •
  public concern regarding the safety of products developed by us or others;

  •
  the initiation or cessation in coverage of our common stock, or changes in estimates or recommendations concerning us or our common stock, by securities analysts;

  •
  changes in accounting principles;

  •
  past or future management changes;

  •
  litigation;

  •
  adverse developments in any government inquiry or investigation;

  •
  changes in market and economic conditions; and

  •
  the possibility of our financing future operations through additional issuances of equity securities, which may cause dilution to existing stockholders.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. Following the decrease in our stock price in September 2008 and following the execution of a search warrant related to a government investigation of us and certain of our employees, we became the target of securities litigation. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could cause substantial costs and divert management's attention and resources from our business and could require us to make substantial payments to settle those proceedings or satisfy any judgments that may be reached against us.

If securities or industry analysts issue an adverse or misleading opinion regarding our stock or do not publish research or reports about our business, our stock price could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about our business and us. We do not control these analysts or the content and opinions included in their reports. The price of our common stock could decline if one or more analysts downgrade our common stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us. If one or more analysts cease coverage of our company or fail to regularly publish reports about our company, we could lose visibility in the financial market, which could cause our stock price to decline. Further, securities or industry analysts may elect not to provide research coverage of our common stock and such lack of research coverage may adversely affect the market price of our common stock.

We have never paid cash dividends on our capital stock, and we do not anticipate paying any dividends in the foreseeable future.

We have never paid cash dividends on our capital stock and intend to retain our future earnings to fund the development and growth of our business. Capital appreciation of our common stock will be the sole source of gain on our common stock for the foreseeable future.

Protections against unsolicited takeovers in our charter and bylaws may reduce or eliminate our stockholders' ability to resell their shares at a premium over market price.

Our charter and bylaws contain provisions relating to issuance of preferred stock, special meetings of stockholders and advance notification procedures for stockholder proposals that could have the effect of discouraging, delaying or preventing an unsolicited change in the control of our company. Our stockholders elect our board of directors for staggered three-year terms, which prevents stockholders from electing all directors at each annual meeting and may have the effect of discouraging, delaying or preventing a change in control.

We are subject to Section 203 of the Delaware General Corporation law, or Section 203, which in general and subject to exceptions, prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (as defined in Section 203) for a period of three years after the transaction in which the person became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay, or prevent an acquisition of our company even at a price our stockholders may find attractive. See "Description of Our Capital Stock — Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Bylaws."

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future cash flow, revenue, sources of revenue and results of operations, operating and other expenses, unit sales, business strategies, financing plans, expansion of our business, competitive position, industry environment, potential growth opportunities, the effects of competition and expectations about the closing and timing of the AngioScore acquisition, projections of AngioScore's revenue growth and future revenue and our expected capital structure after the AngioScore acquisition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Although we believe that we have a reasonable basis for each forward-looking statement contained and incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in this prospectus entitled "Risk Factors," as well as other disclosures included in this prospectus supplement and the accompanying prospectus, discuss some of the factors that could contribute to these differences.

Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain market data that we obtained from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that the industry sources are reliable, we have not independently verified the information. The market data include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus supplement, actual results may differ from the projections.

 USE OF PROCEEDS

We estimate that our net proceeds from the sale of the notes in this offering will be approximately $              million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. If the underwriter's option to purchase additional notes in this offering is exercised in full, we estimate that our net proceeds in this offering will be approximately $              million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. We intend to use all of the net proceeds from this offering to fund the AngioScore acquisition.

This offering is not conditioned on the closing of the AngioScore acquisition, and we cannot assure you that the acquisition will be consummated. If the AngioScore acquisition is terminated or is not consummated for any other reason, we expect to use the net proceeds that we will receive from this offering for research and development, commercialization of our products, working capital and other general corporate purposes and we may also use a portion of our net proceeds to acquire and invest in complementary products, technologies or businesses; however, we currently have no binding agreements or commitments to complete any such transaction other than our agreement to acquire AngioScore. Pending these uses, we may invest our net proceeds from this offering primarily in investment-grade, interest-bearing instruments. Under such circumstances, the amount and timing of our expenditures will depend on several factors, including cash flows from our operations and the anticipated growth of our business. Accordingly, our management would have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering.

 PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol "SPNC." As of April 30, 2014, there were 41,579,936 shares of our common stock issued and outstanding held by approximately 435 stockholders of record. The table below sets forth the high and low sales prices for our common stock as reported on the NASDAQ Global Select Market for each calendar quarter in 2012, 2013 and 2014.

	High sale price	Low sale price
2012
1st Quarter	$10.95	$7.04
2nd Quarter	11.58	9.25
3rd Quarter	14.76	9.93
4th Quarter	15.45	13.12
2013
1st Quarter	$19.32	$14.58
2nd Quarter	20.99	16.79
3rd Quarter	19.62	15.52
4th Quarter	25.60	16.72
2014
1st Quarter	$31.94	$23.84
2nd Quarter (through May 23, 2014)	30.84	20.07

The closing sales price of our common stock on May 23, 2014 was $23.78.

 CAPITALIZATION

The table below sets forth our (i) cash and cash equivalents and (ii) capitalization as of March 31, 2014:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses; and

  •
  on a pro forma as adjusted basis to give effect (i) to the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and (ii) the AngioScore acquisition.

You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2014
	Actual	As Adjusted	Pro Forma as Adjusted(1)
	(unaudited, in thousands, except share and per share amounts)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$120,866	$314,324	$80,774
Long-term debt:
Notes offered hereby(2)(3)	—	200,000	200,000
Stockholders' equity:
Preferred stock, $0.001 par value. Authorized 5,000,000 shares; none issued	—	—	—
Common stock, $0.001 par value. Authorized 60,000,000 shares; 41,554,200 shares issued and outstanding actual, as adjusted and pro forma as adjusted	41	41	41
Additional paid-in capital	288,289	288,289	288,289
Accumulated other comprehensive loss	(292)	(292)	(292)
Accumulated deficit	(99,891)	(99,891)	(103,441)

Total stockholders' equity	188,147	188,147	184,597

Total capitalization	188,147	388,147	384,597

(1)
For more information on the pro forma adjustments, see "Unaudited Pro Forma Condensed Combined Financial Statements" on page S-60.

(2)
The amount shown in the table above for the notes is the aggregate principal amount for the notes and does not reflect the underwriting discount or offering expenses payable by us.

(3)
The notes to be issued in connection with this offering have been included in long-term debt pending determination of the terms of this offering, at which time a portion of such notes may be included in additional paid-in capital. There may be features within the terms that are considered to be an embedded derivative and could be recorded on the balance sheet at fair value as a liability. If it is determined to be an embedded derivative, we will be required to recognize changes in the derivative's fair value from period to period in other income (expense) in our statements of operations.

The table above excludes the following shares:

  •
  2,903,759 shares of common stock issuable upon exercise of options outstanding as of March 31, 2014, at a weighted average exercise price of $10.24 per share;

  •
  1,103,578 shares of common stock reserved for future issuance under our stock-based compensation plans; and

  •
  shares of common stock issuable upon conversion of the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPECTRANETICS

We have derived the summary consolidated statement of operations data for the years ended December 31, 2011, 2012 and 2013 from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary consolidated statement of operations data for the three months ended March 31, 2013 and 2014 and the consolidated balance sheet data as of March 31, 2014 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$158,811	$140,285	$127,287	$39,614	$37,675
Cost of products sold	41,356	37,927	35,723	10,334	10,319
Selling, general and administrative	91,750	82,254	70,502	27,869	22,801
Research, development and other technology	22,080	16,846	17,729	6,229	5,172
Medical device excise tax(1)	2,138	—	—	525	522
Intangible asset amortization expense(2)	901	—	—	137	164
Contingent consideration expense(2)	867	—	—	38	202
Intangible asset impairment(2)	4,490	—	—	—	—
Change in contingent consideration liability(2)	(5,165)	—	—	—	—
Acquisition-related costs(2)	—	311	—	—	—
Federal investigation legal and accrued indemnification costs(3)	—	—	(370)	—	—
Settlement costs — license agreement dispute(4)	—	—	1,821	—	—
Litigation charges(5)	—	—	596	—	—

Operating income (loss)	394	2,947	1,286	(5,518)	(1,505)
Interest income (expense), net(5)	3	8	(149)	1	(4)
Other, net	13	5	(12)	3	(25)

Income (loss) before income taxes	410	2,960	1,125	(5,514)	(1,534)
Income tax expense (benefit)(6)	780	734	231	147	(575)

Net (loss) income	$(370)	$2,226	$894	$(5,661)	$(959)

Net (loss) income per share, basic	$(0.01)	$0.06	$0.03	$(0.14)	$(0.03)
Net (loss) income per share, diluted	$(0.01)	$0.06	$0.03	$(0.14)	$(0.03)
Weighted average common shares outstanding:
Basic	38,941	34,377	33,458	41,354	34,960
Diluted	38,941	35,767	34,370	41,354	34,960

	As of December 31,
			As of March 31, 2014
	2013	2012
	(In thousands)
Balance Sheet Data:
Working capital(7)	$144,605	$49,634	$142,471
Cash and cash equivalents	128,395	37,775	120,866
Property and equipment, net	28,281	27,006	28,747
Total assets	217,157	110,769	211,957
Long-term liabilities	3,932	1,879	4,001
Stockholders' equity	190,000	88,697	188,147

(1)
The PPACA imposes a medical device excise tax on medical device manufacturers on their sales in the U.S. of certain devices beginning on January 1, 2013. In 2013, we incurred $2.1 million of excise tax.

(2)
Intangible asset amortization expense relates to intangible assets acquired from Upstream in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. At the acquisition date, we recorded a contingent consideration liability, representing the estimated fair value of the future contingent payments we expected to make at that time. As of December 31, 2013, based on our assessment that we are not likely to generate the level of revenues from sales of the Upstream products that we anticipated at the acquisition date, we remeasured the contingent consideration liability to its fair value and reduced it by approximately $5.2 million. As a result of lower projected revenue for these products, we reviewed the recoverability of the intangible assets acquired. This review resulted in an impairment charge of approximately $4.5 million related to those assets, based on their revised fair value using current cash flow assumptions. In the fourth quarter of 2012, we incurred $0.3 million in legal and other costs related to our acquisition of certain products from Upstream.

(3)
In the fourth quarter of 2011, we recorded a $0.4 million reduction in our accrual for indemnification costs to reflect a change in our estimate of the range of our contingent liability for indemnification obligations we had to three former employees related to a federal investigation.

(4)
In the fourth quarter of 2011, we recorded $1.8 million related to the termination of a license agreement with Medtronic, Inc.

(5)
In the third quarter of 2011, the Dutch Court of Appeals issued a ruling in favor of Cardiomedica S.p.A., requiring us to pay to Cardiomedica $0.6 million in damages plus $0.2 million in interest.

(6)
Income tax expense for the year ended December 31, 2011 included a tax benefit of $0.5 million resulting from a reduction in the valuation allowance against our deferred tax asset in the Netherlands related to a foreign strategic tax transaction enacted in 2011.

(7)
In May 2013, we completed an offering of 5,462,500 shares of our common stock at a public offering price of $18.00 per share minus the underwriters' discount of $1.08 per share. We received net proceeds of approximately $92.0 million, after deducting underwriting discounts and commissions and offering expenses (approximately $0.4 million).

Reconciliation of non-GAAP financial measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, we use certain non-GAAP financial measures in this prospectus supplement. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis
(thousands, except percentages)
(unaudited)

	Three months ended
	March 31, 2014
				March 31, 2013
		Foreign exchange impact as compared to prior period			Change
			Revenue on a constant currency basis
	Revenue, as reported			Revenue, as reported	As reported	Constant currency basis
United States	$31,772	$—	$30,791	$30,791	3%	3%
International	7,842	(179)	7,663	6,884	14%	11%

Total revenue	$39,614	$(179)	$39,435	$37,675	5%	5%

 Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis
(thousands, except percentages)
(unaudited)

	Three months ended
	March 31, 2014
				March 31, 2013
		Foreign exchange impact as compared to prior period			Change
			Revenue on a constant currency basis
	Revenue, as reported			Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$20,021	$(54)	$17,184	$17,193	16%	16%
Lead Management	14,470	(86)	15,076	15,079	(4)%	(5)%
Laser system, service and other	5,123	(39)	5,397	5,403	(5)%	(6)%

Total revenue	$39,614	$(179)	$37,657	$37,675	5%	5%

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
(thousands)
(unaudited)

	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Net income (loss), as reported	$(959)	$(728)	$434	$883	$(5,661)
Income tax expense (benefit)	(575)	64	406	885	147
Interest expense (income), net	4	(6)	1	(2)	(1)
Depreciation and amortization	2,454	2,369	2,463	2,419	2,459
Acquisition-related intangible asset amortization(1)	164	246	246	245	137

EBITDA	1,088	1,945	3,550	4,430	(2,919)
Contingent consideration expense(1)	202	202	234	229	38
Intangible asset impairment and change in contingent consideration liability, net(1)	—	—	—	(675)	—

Adjusted EBITDA	$1,290	$2,147	$3,784	$3,984	$(2,881)

(1)
Acquisition-related intangible asset amortization relates to intangible assets acquired from Upstream in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. At the acquisition date, we recorded a contingent consideration liability, representing the estimated fair value of the future contingent payments we expected to make at that time. As of December 31, 2013, based on our assessment that we are not likely to generate the level of revenues from sales of the Upstream products that we anticipated at the acquisition date, we remeasured the contingent consideration liability to its fair value and reduced it by approximately $5.2 million. As a result of lower projected revenue for these products, we reviewed the recoverability of the intangible assets acquired. This review resulted in an impairment charge of approximately $4.5 million related to those assets, based on their revised fair value using current cash flow assumptions. Although we have lowered our revenue expectations, we continue to expect these products to have a positive effect on future profitability. Further, we believe these products are important niche products that strategically complement and complete our crossing solutions CTO portfolio.

We use the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors' operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period's foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe that presenting the non-GAAP financial measures used in this prospectus supplement provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results "through the eyes" of management. We also believe that providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some of the limitations associated with our use of these non-GAAP financial measures are provided below:

  •
  Our management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures we use.

  •
  Depreciation and amortization expense, while not requiring cash settlement, are ongoing and recurring expenses and have a material impact on GAAP net income and reflect economic costs to us that are not reflected in Adjusted EBITDA. The intangible asset impairment, while not requiring cash settlement, reflects an economic cost to us not reflected in Adjusted EBITDA.

  •
  Items such as the contingent consideration expense that are excluded from Adjusted EBITDA can have a material impact on cash flows and GAAP net income and reflect economic costs to us that are not reflected in Adjusted EBITDA.

  •
  Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

  •
  Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

We provide detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. We encourage investors to review these reconciliations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following sets forth certain unaudited pro forma condensed combined financial data giving effect to the AngioScore acquisition and a convertible notes offering of $200 million. Under the terms of the merger agreement in the AngioScore acquisition, upon consummation of the merger, all outstanding shares of capital stock of AngioScore will be cancelled and converted into the right to receive merger consideration with a value equal to approximately $230 million in cash, subject to certain adjustments specified in the merger agreement. A portion of the cash payable in connection with the acquisition will be placed in escrow and will be paid to the AngioScore stockholders less any claims for indemnification by Spectranetics as provided in the merger agreement. The AngioScore acquisition is expected to close in June 2014 subject to various terms and conditions.

The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The pro forma data is not necessarily indicative of what the combined Company's financial position or results of operations actually would have been had the AngioScore acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Spectranetics and AngioScore during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 assumes that the AngioScore acquisition took place on January 1, 2014.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 assumes that the AngioScore acquisition took place on January 1, 2013.

The unaudited pro forma condensed combined balance sheet assumes that the AngioScore acquisition took place on March 31, 2014.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the AngioScore acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Spectranetics and AngioScore for the applicable periods, which are incorporated by reference in this prospectus supplement:

  •
  historical financial statements of Spectranetics as of and for the year ended December 31, 2013 and the related notes included in Spectranetics' Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  historical financial statements of Spectranetics as of and for the three months ended March 31, 2014 and the related notes included in Spectranetics' Quarterly Report on Form 10-Q for the period ended March 31, 2014;

  •
  historical financial statements of AngioScore as of and for the year ended December 31, 2013 and the related notes included in AngioScore's audited consolidated financial statements for the year ended December 31, 2013, included in Spectranetics' Current Report on Form 8-K filed with the SEC on May 27, 2014; and

  •
  historical financial statements of AngioScore as of and for the three months ended March 31, 2014 and the related notes included in AngioScore's unaudited consolidated financial statements for the period ended March 31, 2014, included in Spectranetics' Current Report on Form 8-K filed with the SEC on May 27, 2014.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation. Spectranetics has been treated as the acquiror in the AngioScore acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the AngioScore acquisition, the costs to combine the operations of Spectranetics and AngioScore or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the notes issued in this offering and $230 million of cash contemplated to be paid to the AngioScore stockholders in connection with the AngioScore acquisition.

Spectranetics Corporation and AngioScore Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

(in thousands, except per share data)

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Spectranetics	AngioScore
Revenue	$39,614	$13,870			$53,484
Cost of product revenue	10,334	4,144			14,478
Research, development and other technology	6,229	1,542			7,771
Selling, general and administrative	28,569	10,285	5,658	A,B	44,512

Total costs and expenses	45,132	15,971			66,761

Loss from operations	(5,518)	(2,101)			(13,277)
Interest income (expense), net	1	(618)	(965)	C,D	(1,582)
Other income (expense), net	3	(480)			(477)

Loss before income taxes	(5,514)	(3,199)			(15,336)
Provision for income taxes	147	—			147

Net loss	$(5,661)	$(3,199)			$(15,483)

Net loss per share, basic and diluted	$(0.14)				$(0.37)

Shares used in computing net loss per share, basic and diluted	41,353,931				41,353,931

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations.

Spectranetics Corporation and AngioScore Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share data)

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Spectranetics	AngioScore
Revenue	$158,811	$54,663			$213,474
Cost of product revenue	41,356	17,288			58,644
Research, development and other technology	22,080	7,442			29,522
Selling, general and administrative	94,981	32,783	22,976	A,B	150,740

Total costs and expenses	158,417	57,513			238,906

Income (loss) from operations	394	(2,850)			(25,432)
Interest income (expense), net	3	(2,396)	(3,934)	C,D	(6,327)
Other income (expense), net	13	(2,232)			(2,219)

Income (loss) before income taxes	410	(7,478)			(33,978)
Provision for income taxes	780	—			780

Net loss	$(370)	$(7,478)			$(34,758)

Net loss per share, basic and diluted	$(0.01)				$(0.89)

Shares used in computing net loss per share, basic and diluted	38,940,544				38,940,544

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations.

Spectranetics Corporation and AngioScore Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2014

(in thousands, except per share data)

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Spectranetics	AngioScore
Assets:
Cash and cash equivalents	120,866	3,815	(43,907)	E,F,I	80,774
Accounts receivable, net	27,652	7,042	—		34,694
Inventories, net	9,828	13,434	—		23,262
Deferred income taxes, current portion, net	445		—		445
Prepaid expenses and other current assets	3,489	271	—		3,760

Total current assets	162,280	24,562	(43,907)		142,935
Property and equipment, net	28,747	694	—		29,441
Goodwill	14,846	—	101,237	H	116,083
Other intangible assets, net	5,472	—	140,000	G	145,472
Deferred financing costs — long term	—	—	6,542	E	6,542
Other non-current assets	612	30	—		642

Total assets	211,957	25,286	203,872		441,115

Liabilities and Stockholders' Equity (Deficit):
Accounts payable	2,183	2,000	—		4,183
Accrued liabilities	15,986	5,676	(2,943)	J	18,719
Deferred revenue	1,640	—	—		1,640
Notes payable — short term	—	2,865	(2,865)	K	—

Total current liabilities	19,809	10,541	(5,808)		24,542
Accrued liabilities, net of current portion	1,162	—	—		1,162
Contingent consideration, noncurrent portion	1,390	—	27,975	L	29,365
Notes payable — long term	—	18,212	181,788	M	200,000
Other liabilities	—	3,739	(3,739)	N	—
Deferred income taxes, noncurrent portion, net	1,449	—	—		1,449

Total liabilities	23,810	32,492	200,216		256,518
Redeemable convertible preferred stock	—	94,266	(94,266)	O	—
Convertible preferred stock	—	2,607	(2,607)	O	—
Stockholders' equity (deficit):					—
Common stock	41	6	(6)	P	41
Additional paid-in capital	288,289	—	—		288,289
Accumulated other comprehensive loss	(292)	—	—		(292)
Accumulated deficit	(99,891)	(104,085)	100,535	Q	(103,441)

Total stockholders' equity (deficit)	188,147	(104,079)	100,529		184,597

Total liabilities, redeemable and convertible preferred stock and stockholders' equity (deficit)	211,957	25,286	203,872		441,115

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

1. Description of Transaction

AngioScore Acquisition

On May 27, 2014, Spectranetics entered into an agreement and plan of merger with AngioScore, pursuant to which Spectranetics agreed to acquire all of AngioScore's outstanding equity interests. Consideration for the AngioScore acquisition, subject to certain adjustments specified in the merger agreement, consists of $115 million in cash and $115 million of Spectranetics common stock, provided that if this offering is completed Spectranetics will pay the common stock amount in cash.

Convertible Notes

To finance a portion of the acquisition consideration, Spectranetics expects to sell and issue $200 million aggregate principal amount of convertible notes. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the notes will accrue interest at a rate equal to 3% per year, payable semi-annually and mature on June 1, 2034. Holders may surrender the notes for conversion at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion of a note, Spectranetics will deliver a number of shares of its common stock, per $1,000 principal amount of notes, equal to the conversion rate together with a cash payment in lieu of delivering any fractional shares. The initial conversion rate will be determined in connection with the offering of such notes. The conversion rate will be subject to adjustment upon the occurrence of certain events.

Spectranetics cannot redeem the notes prior to June 5, 2018. On or after June 5, 2018 and prior to June 5, 2021, Spectranetics may redeem any or all of the notes in cash, provided that the closing sale price of Spectranetics' common stock exceeds 130% for a specific number of days. On or after June 5, 2021, Spectranetics can call the notes for redemption without any conditions. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

On each of June 5, 2021, June 5, 2024 and June 5, 2029, holders may require Spectranetics to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

If Spectranetics undergoes a fundamental change, holders may require Spectranetics to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Spectranetics expects to receive approximately $193.5 million in cash proceeds from the notes offering, net of underwriting discounts and commissions and offering expenses. Spectranetics intends to use all of such proceeds to finance the AngioScore acquisition. If the AngioScore acquisition is terminated or does not occur for any reason, Spectranetics intends to use the proceeds of the notes offering for research and development, commercialization of its products, working capital and other general corporate purposes, which may include future acquisitions.

2. Basis of Presentation

The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and the historical financial statements of Spectranetics and AngioScore.

2. Basis of Presentation (Continued)

The acquisition method of accounting is set forth in Accounting Standards Codification ("ASC") Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Spectranetics issued after completion of the AngioScore acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the AngioScore acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Spectranetics in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Spectranetics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Spectranetics' intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. Spectranetics expects to incur total acquisition-related transaction costs estimated at approximately $3.9 million. As discussed in Note 6, the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of March 31, 2014.

3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the AngioScore acquisition:

Estimated Acquisition Consideration(1)	(In thousands)
Cash	$230,000
Fair value of contingent consideration(2)	27,975

Estimated purchase price consideration	$257,975

(1)
The estimated acquisition consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the AngioScore acquisition is completed.

(2)
The fair value of the contingent consideration represents the present value of estimated future cash milestone payments for revenue and regulatory milestones included in the merger agreement with AngioScore.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Spectranetics in the acquisition, reconciled to the estimate of consideration expected to be transferred:

Calculation of Net Assets Acquired	(In thousands)
Net book value of assets acquired as of March 31, 2014	$16,688
Adjustments:
Identifiable intangible assets	140,000
Goodwill	101,237

Net assets acquired	$257,925

The preliminary estimate of assets acquired and liabilities assumed used for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Spectranetics believes this was an appropriate approach based on a review of similar acquisitions, which indicated that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Spectranetics will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available. The goodwill recognized is attributable primarily to the acquired workforce, expected synergies, and other benefits that Spectranetics believes will result from combining the operations of AngioScore with the operations of Spectranetics.

The following is a discussion of the adjustments made to AngioScore's assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Identifiable Intangible Assets

At the AngioScore acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions

4. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

with AngioScore, Spectranetics identified the following significant intangible assets: customer relationships, technology and trademarks, patents, and in-process research and development, or IPR&D. For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of industry benchmarking, which estimates the value of the intangible assets based on recent comparable transactions within Spectranetics' industry.

At this time, Spectranetics does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, technology and trademarks, patents, or IPR&D. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses, working capital, capital expenditures and contributory asset charges) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, and certain other high-level assumptions, the fair value of the technology and IPR&D were estimated by Spectranetics management to be as follows: technology of $130 million with a weighted average useful life of 7 years and IPR&D of $10 million, which is an indefinite lived intangible asset.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Spectranetics has full access to the specifics of AngioScore's intangible assets, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Spectranetics only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $10 million change in the fair value of identifiable intangible assets other than IPR&D, there could be an annual change in amortization expense — increase or decrease — of approximately $1.4 million ($0.4 million per quarter), assuming a weighted-average useful life of 7 years.

Inventory

AngioScore's inventory consists of raw materials, work in process, and finished goods. For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the fair value of inventory because we do not currently believe the determined fair value will be significantly different from its carrying value on AngioScore's balance sheet, at cost.

Other Assets/Liabilities

Adjustments to AngioScore's remaining assets and liabilities may also be necessary, however at this time Spectranetics has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Spectranetics believes that the March 31, 2014 AngioScore book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Spectranetics does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

Goodwill

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

(A) Intangible Amortization — To reflect amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values and a 7-year estimated average useful life. Intangible amortization expense is estimated to be $18.6 million for the year ended December 31, 2013 and $4.6 million for the three months ended March 31, 2014.

(B) Contingent Consideration Expense — To reflect the accretion of the contingent consideration liability. Also, see (L) in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet. Contingent consideration expense is estimated to be $4.4 million for the year ended December 31, 2013 and $1.0 million for the three months ended March 31, 2014.

(C) Interest Expense — To reflect interest expense on the $200.0 million of convertible notes expected to be issued in conjunction with the AngioScore acquisition. The notes are expected to be due in 2034 and, solely for the purposes of the unaudited pro forma condensed financial information, Spectranetics has assumed a coupon rate of 3%, which results in an annual interest expense of approximately $6.0 million. This adjustment also reflects the elimination of interest expense on AngioScore's debt that would be extinguished upon the acquisition ($2.4 million for the year ending December 31, 2013 and $0.6 million for the year ending March 31, 2014).

(D) Debt Issuance Costs — To reflect the amortization of costs expected to be incurred to issue the notes in connection with the AngioScore acquisition using a method that approximates the effective interest method. Amortized debt issue costs are estimated to be $0.3 million for the year ended December 31, 2013 and $0.1 million for the three month period ended March 31, 2014.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(E) Debt Issuance Costs — To reflect the costs incurred to issue the convertible notes in connection with the AngioScore acquisition. Total debt issuance costs are estimated at $6.5 million, of which $0.5 million relates to estimated legal, accounting, and other external costs directly related to the note issuance. In addition, the notes will be recognized net of approximately $6.0 million of underwriter commissions.

(F) Cash Consideration — To reflect the payment of $230.0 million cash consideration to effect the AngioScore acquisition.

(G) Intangible Assets — To reflect the preliminary fair values of intangible assets acquired. These estimated fair values and the related useful lives are considered preliminary and are subject to change. Changes in the fair value or useful lives of the acquired intangible assets may be material. Determination of the 7-year estimated useful life of the technology intangible asset was based on comparable industry data. The technology intangible asset is being amortized using the straight-line method. IPR&D intangible assets are indefinite-lived intangible assets until such time the Company completes such assets and places them into production.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet: (Continued)

(H) Goodwill — To reflect the preliminary estimate of goodwill.

(I) Transaction Costs — To reflect estimated transaction costs remaining to be incurred related directly to the transaction of approximately $3.6 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the AngioScore acquisition.

(J) Accrued Liabilities — To reflect the impact of AngioScore assuming certain working capital liabilities balances, including accrued commissions, bonuses, legal fees and taxes.

(K) Notes Payable — short term — To eliminate AngioScore short term notes payable.

(L) Contingent Consideration — To reflect the present value of the estimated future contingent consideration payments payable to AngioScore.

(M) Convertible Notes — To reflect the issuance of the $200 million of 3% convertible notes used to finance a portion of the acquisition consideration.

(N) Other Liabilities — To reflect the conversion of AngioScore's preferred stock warrants, which were classified as liabilities, into warrants to purchase common stock and the elimination of common stock as part of the acquisition.

(O) Redeemable Convertible and Convertible Preferred Stock — To eliminate AngioScore redeemable convertible and convertible preferred stock.

(P) Common Stock — To eliminate AngioScore common stock.

(Q) Accumulated Deficit — To eliminate AngioScore's historical accumulated deficit of $104.1 million and reflect the immediate impact to Spectranetics' accumulated deficit from the estimated $3.6 million of transaction costs accrued by Spectranetics had the AngioScore acquisition occurred on March 31, 2014.

Reconciliation of non-GAAP financial measures

To supplement the unaudited pro forma condensed combined financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this prospectus supplement. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

Spectranetics Corporation and AngioScore Inc.

Reconciliation of Pro Forma Net Loss to EBITDA and Adjusted EBITDA

For the Three Months Ended March 31, 2014

(in thousands)

(unaudited)

	Historical
			Pro Forma Adjustments	Pro Forma Combined
	Spectranetics	AngioScore
Net loss as reported	$(5,661)	$(3,199)	$(6,623)	$(15,483)
Income tax expense	147	—	—	147
Interest expense (income), net	(1)	618	965	1,582
Change in preferred stock warrant liability	—	472	—	472
Depreciation and amortization	2,459	81	—	2,540
Acquisition-related intangible asset amortization(1)	137	—	4,643	4,780

EBITDA	(2,919)	(2,028)	(1,015)	(5,962)
Contingent consideration expense(1)	38	—	1,015	1,053
Litigation costs(2)	—	874	—	874

Adjusted EBITDA	$(2,881)	(1,154)	—	(4,035)

(1)
Acquisition-related intangible asset amortization in Spectranetics' historical financial statements relates to intangible assets acquired from Upstream in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. Acquisition-related intangible asset amortization in the pro forma adjustments relates to intangible assets acquired in the AngioScore acquisition. Contingent consideration expense in the pro forma adjustments represents the accretion of the contingent consideration liability, which reflects the present value of the estimated future contingent consideration payments payable to AngioScore.

(2)
Litigation costs in AngioScore's historical financial statements represent legal costs in a patent-related matter in which AngioScore is the plaintiff.

Spectranetics Corporation and AngioScore Inc.

Reconciliation of Pro Forma Net Loss to EBITDA and Adjusted EBITDA

For the Twelve Months Ended December 31, 2013

(in thousands)

(unaudited)

	Historical
			Pro Forma Adjustments(1)	Pro Forma Combined
	Spectranetics	AngioScore
Net loss as reported	$(370)	$(7,478)	$(26,610)	$(34,758)
Income tax expense	780	—	—	780
Interest expense (income), net	(3)	2,396	3,934	6,327
Change in preferred stock warrant liability	—	2,269	—	2,269
Depreciation and amortization	9,705	257	—	9,962
Acquisition-related intangible asset amortization(2)	901	—	18,571	19,472

EBITDA	11,013	(2,556)	(4,405)	4,052
Contingent consideration expense(1)	867	—	4,405	5,272
Intangible asset impairment and change in contingent consideration liability, net(1)	(675)	—	—	(675)
Litigation costs(3)	—	1,447	—	1,447

Adjusted EBITDA	$11,205	(1,109)	—	10,096

(1)
These pro forma adjustments are explained in Note 5 — "Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations" above.

(2)
Acquisition-related intangible asset amortization in Spectranetics' historical financial statements relates to intangible assets acquired from Upstream in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. The intangible asset impairment and change in contingent consideration liability, net, represents adjustments to these items in the fourth quarter of 2013. Acquisition-related intangible asset amortization in the pro forma adjustments relates to intangible assets acquired in the AngioScore acquisition. Contingent consideration expense in the pro forma adjustments represents the accretion of the contingent consideration liability, which reflects the present value of the estimated future contingent consideration payments payable to AngioScore.

(3)
Litigation costs in AngioScore's historical financial statements represent legal costs in a patent-related matter in which AngioScore is the plaintiff.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors' operating results.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results "through the eyes" of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Spectranetics Corporation and AngioScore Inc.

Reconciliation of Pro Forma Net Loss to EBITDA and Adjusted EBITDA

For the Twelve Months Ended December 31, 2013

(in thousands)

(unaudited)

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•
Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•
Depreciation and amortization expense, while not requiring cash settlement, are ongoing and recurring expenses and have a material impact on GAAP net income and reflect economic costs to us not reflected in Adjusted EBITDA. The intangible asset impairment, while not requiring cash settlement, reflects an economic cost to us not reflected in Adjusted EBITDA.

•
Items such as the contingent consideration expense excluded from Adjusted EBITDA can have a material impact on cash flows and GAAP net income and reflect economic costs to us not reflected in Adjusted EBITDA.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture (the "base indenture") dated as of             , 2014 between us and Wells Fargo Bank, National Association, as trustee (the "trustee"), as supplemented by a supplemental indenture to be dated             , 2014 with respect to the notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture (the "supplemental indenture"), collectively as the "indenture." This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the indenture from us. A copy of the indenture will be available as described under the heading "Where You Can Find More Information" in this prospectus supplement. For purposes of this description, references to the "Company," "we," "our" and "us" refer only to The Spectranetics Corporation and not to its subsidiaries.

General

The notes:

  •
  will be

    •
    our general unsecured obligations;

    •
    equal in right of payment with any of our other senior unsecured indebtedness;

    •
    senior in right of payment to any indebtedness that is contractually subordinated to the notes;

    •
    effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

    •
    structurally subordinated to the claims of our subsidiaries' creditors, including lenders, debt holders and trade creditors;

  •
  limited to an aggregate principal amount of $200,000,000 (or $230,000,000 if the underwriter exercises its option to purchase additional notes in full) except as set forth below;

  •
  will mature on June 1, 2034 (the "maturity date"), unless earlier repurchased, redeemed or converted;

  •
  may be redeemed by us on or after June 5, 2018 if certain conditions are met as described below under "— Optional Redemption by the Company — Optional Redemption by the Company on or After June 5, 2018 and Prior to June 5, 2021" or on or after June 5, 2021 as described below under "— Optional Redemption by the Company — Optional Redemption by the Company on or After June 5, 2021," in each case, at the applicable redemption price described below under "— Optional Redemption by the Company — Redemption Payment and Procedures";

  •
  will be subject to optional repurchase by us at your request on specified dates (as described under "— Repurchase at the Option of the Holder — Repurchase at the Option of the Holder on Specified Dates") or upon a fundamental change (as described under "— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes");

  •
  will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

  •
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

As of March 31, 2014, neither we nor our subsidiaries had any outstanding secured or unsecured indebtedness for borrowed money. We have a $15.0 million revolving line of credit with Wells Fargo Bank National Association and, as of March 31, 2014, our borrowing base permitted us to borrow up to $11.4 million, but we had no borrowings outstanding. As of March 31, 2014, after giving effect to this offering, we would have had approximately $200 million in outstanding indebtedness (assuming no exercise of the underwriter's option to purchase additional notes), all of which is attributable to the notes. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. As of March 31, 2014, the aggregate amount of liabilities of our subsidiaries was $3.1 million, including trade and other payables and excluding intercompany liabilities. Our subsidiaries will not guarantee any of our obligations under the notes. Our subsidiaries conduct our international operations, but we do not rely on cash flow of our subsidiaries to meet our obligations. See "Risk Factors — Risks Related to the Notes and the Offering of the Notes — The notes are effectively subordinated to our secured debt and structurally subordinated to the liabilities of our subsidiaries."

The notes may be converted into shares of our common stock, par value $0.001 per share (the "common stock"), at an initial conversion rate of             shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock) at any time prior to the close of business on the second scheduled trading day (as defined below) immediately preceding the maturity date (subject to the limitations described under "— Conversion Rights — General" and "— Optional Redemption by the Company — Redemption Payment and Procedures" below). The conversion rate is subject to adjustment if certain events occur. A holder surrendering its notes for conversion will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

We use the term "note" in this prospectus supplement to refer to each $1,000 principal amount of notes.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities laws purposes, such additional notes will have a separate CUSIP number. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders. Any notes repurchased by us or our subsidiaries will be immediately cancelled and no longer outstanding under the indenture.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under "— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes" and "— Consolidation, Merger and Sale of Assets" below, and except for the provisions set forth under "— Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

No sinking fund is provided for the notes.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee in the continental United States as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $1.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $1.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay the principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest

The notes will bear interest at a rate of         % per year from the date of their initial issuance, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning December 1, 2014.

Interest will be paid to the person in whose name a note is registered at the close of business on the May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "— Events of Default."

Conversion Rights

General

Prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, the notes will be convertible into shares of our common stock at any time at the option of the holder (subject to the limitations described in the following paragraph and under "— Optional Redemption by the Company — Redemption Payment and Procedures" below). The conversion rate will initially be             shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock). The trustee will initially act as the conversion agent.

If we call notes for redemption, a holder of notes selected for redemption may surrender such notes for conversion at any time prior to the close of business on the second business day immediately preceding the redemption date (as defined below) unless we fail to pay the redemption price. If a holder of notes has submitted notes for required repurchase as described under "— Repurchase at the Option of the Holder," such holder may convert such notes only if such holder first validly withdraws the related purchase notice in accordance with the indenture.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date for the payment of interest and the interest payment date to which it relates. Our settlement of conversions as described below under "— Settlement Upon Conversion" will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time (the "close of business"), on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date for the payment of interest to 9:00 a.m., New York City time (the "open of business"), on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

  •
  if we have specified a redemption date that is after a regular record date for the payment of interest and on or prior to the third scheduled trading day (as defined below) immediately following the corresponding interest payment date;

  •
  if we have specified a fundamental change repurchase date (as defined below) that is after a regular record date for the payment of interest and on or prior to the third scheduled trading day immediately following the corresponding interest payment date;

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or

  •
  in respect of any conversions that occur after the regular record date for the payment of interest immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

The "closing sale price" of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our common stock is not so reported, the "closing sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the underwriter, selected by us for this purpose.

"Scheduled trading day" means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, "scheduled trading day" means a "business day."

"Business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

"Trading day" means a scheduled trading day during which (i) trading in our common stock generally occurs on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no market disruption event (as defined below). If our common stock is not so listed or admitted for trading, "trading day" means a "business day."

"Market disruption event" means the occurrence or existence on any scheduled trading day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the scheduled close of trading on such scheduled trading day.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the requirements of the preceding two paragraphs, as applicable, is the "conversion date" under the indenture.

If a holder has already delivered a repurchase notice as described under "— Repurchase at the Option of the Holder" with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement Upon Conversion

Upon conversion of the notes, we will deliver to a converting holder a number of shares of our common stock equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of our common stock on the third business day immediately following the relevant conversion date, together with cash in lieu of any fractional share of our common stock issuable upon conversion based upon the closing sale price on the relevant conversion date (or, if such conversion date is not a trading day, on the immediately preceding trading day). Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date for such notes and the converting holder will become the record holder of any shares of our common stock due upon such conversion as of the close of business on such conversion date.

Notwithstanding the foregoing, if we are required to deliver shares of our common stock to a converting holder and such number of shares exceeds the aggregate number of authorized but unissued shares and treasury shares available to us at the conversion date for the purpose of satisfying conversions of the notes, we will pay to such holder the value of any such excess shares in cash (based on the per-share volume-weighted average price of our common stock as displayed under the heading

"Bloomberg VWAP" on Bloomberg Page "SPNC <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the relevant trading day); provided that we will notify such holder of the exact manner in which such cash value will be determined no later than 5:00 p.m., New York City time, on the scheduled trading day immediately following the conversion date. As of the first original issuance date of the notes offered hereby, we will have reserved             shares of our common stock for the purpose of satisfying conversions of the notes (as increased by up to             shares of our common stock to the extent the underwriter exercises its option to purchase additional notes) and expect that number of shares to be sufficient to satisfy conversions of all the notes, unless we are required to deliver additional shares of our common stock in connection with a make-whole fundamental change or a notice of redemption. In addition, we have proposed at our annual meeting of stockholders, to be held June 10, 2014, a resolution to approve an increase in the number of our authorized shares of common stock to 120,000,000 shares, which number of shares is sufficient to satisfy conversions of all the notes, including delivery of any additional shares.

We will agree in the indenture to at all times and from time to time reserve and keep available, free from preemptive rights, out of our authorized but unissued common stock that is not committed for any other purpose, for the purpose of issuance upon conversion of notes, a number of shares of our common stock equal to the required reservation number. "Required reservation number" means the lesser of (i)              shares and (ii) a number of shares equal to the product of (a)              shares and (b) the aggregate principal amount of then-outstanding notes divided by $1,000; provided that, immediately following the effectiveness of any increase in the number of (x) shares of our common stock authorized for issuance, (y) shares of our common stock authorized but unissued and not reserved for other transactions or (z) the number of treasury shares available to us (including any shares that are repurchased, acquired or otherwise received by us or any of our subsidiaries), in each case, the number of shares specified in the preceding clause (i) will be automatically increased by the same number of shares by which the number of shares specified in the preceding clauses (x), (y) or (z) has increased.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time and upon the same terms as holders of shares of our common stock participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to the adjustment thereof in respect of such transaction, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

(1)
If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	X	OS1 OS0

where,
CR0	=
the conversion rate in effect immediately prior to the close of business on the "record date" (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as applicable;
CR1	=	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;
OS0	=
the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable; and
OS1	=
the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as applicable.

Any increase made pursuant to this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as applicable. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or not to effect such subdivision or combination, as applicable, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

(2)
If we announce a distribution to all or substantially all holders of our common stock of any rights, options or warrants entitling them for a period of not more than 60 calendar days from the date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0	X	OS0 + X OS0 + Y

where,
CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the close of business on such record date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

The foregoing increase in the conversion rate shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution. In addition, to the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be immediately readjusted to the conversion rate that would then be in effect had the increase made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the record date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders of shares of our common stock to subscribe for or purchase shares of our common stock at less than such average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors.

(3)
If we announce a distribution (the "relevant distribution") of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities (the "distributed property"), to all or substantially all holders of shares of our common stock, excluding

•
Dividends, distributions or issuances as to which an adjustment was effected under clause (1) or (2) above;

•
dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

  •
  spin-offs as to which the provisions set forth below in this clause (3) shall apply;

    then the conversion rate will be increased based on the following formula:

CR1 = CR0	X	SP0 SP0 - FMV

where,
CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the close of business on such record date;
SP0	=
the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=
the fair market value (as determined in good faith by our board of directors) of the distributed property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution;

provided that if "FMV" as set forth above is equal to or greater than "SP0" as set forth above, in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate on the record date for the distribution; provided, further that, if our board of directors determines "FMV" for purposes of the foregoing increase by reference to the actual or when-issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the average of the last reported sale prices of our common stock for purposes of determining "SP0" as set forth above.

An increase in the conversion rate made pursuant to the immediately preceding paragraph shall become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on shares of our common stock or capital stock of any class or series, or similar equity interest, of or relating to a subsidiary, other business unit or affiliate, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula:

CR1 = CR0	X	FMV0 + MP0 MP0

where,
CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for the spin-off;
CR1	=	the conversion rate in effect immediately after the close of business on the record date for the spin-off;
FMV0	=
the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of shares of our common stock applicable to one share of our common stock (determined by reference to the definition of "closing sale price" set forth under "— Settlement Upon Conversion" as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (such period, the "valuation period"); and
MP0	=	the average of the closing sale prices of our common stock over the valuation period.

The increase in the conversion rate under the preceding paragraph will be determined as of the close of business on the last day of the valuation period but will be given effect immediately after the close of business on the record date of the spin-off; provided that, in respect of any conversion during the valuation period, references with respect to 10 consecutive trading days shall be deemed replaced with the greater of (i) such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the conversion date and (ii) one trading day, in determining the applicable conversion rate. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)
If we announce a cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than any dividend or distribution in connection with our liquidation, dissolution or winding up, the conversion rate will be increased based on the following formula:

CR1 = CR0	X	SP0 SP0 - C

where,
CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0	=
the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

The increase in the conversion rate under this clause (4) will become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall be immediately readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for such dividend or distribution.

(5)
If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for shares of our common stock and the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "expiration date"), the conversion rate will be increased based on the following formula:

CR1 = CR0	X	AC + (SP1 X OS1) OS0 X SP1

where,
CR0	=	the conversion rate in effect immediately prior to the close of business on the expiration date;
CR1	=	the conversion rate in effect immediately after the close of business on the expiration date;
AC	=
the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors) paid or payable for shares of our common stock purchased in such tender offer or exchange offer;
OS0	=
the number of shares of our common stock outstanding immediately prior to the time (the "expiration time") such tender offer or exchange offer expires (prior to giving effect to the purchase of all shares of our common stock accepted for purchase or exchange in such tender offer or exchange offer);
OS1	=
the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares of our common stock accepted for purchase or exchange in such tender offer or exchange offer); and
SP1	=	the average of the closing sale prices of our common stock over the first 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph will be determined at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the close of business on the expiration date; provided that in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with the greater of (i) such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date and (ii) one trading day. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, "record date" means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Without limiting the preceding paragraph, the applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  for a change in the par value of our common stock; or

  •
  for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issuance of the notes, (ii) upon conversion of any note, (iii) the date of any redemption notice and (iv) the effective date for any make-whole fundamental change.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

  •
  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

  •
  any consolidation, merger or combination involving us;

  •
  any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

  •
  any statutory share exchange;

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, we will enter into a supplemental indenture to provide that the right to convert a note will be changed into, with respect to each $1,000 in principal amount of notes, a right to convert such note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the "reference property") upon such transaction. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under "— Conversion Rate Adjustments" above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under "— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes" below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website).

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of shares of our common stock that affirmatively make such an election. We will notify holders of the notes of such weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Treatment of Rights

We do not currently have a stockholder rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of our common stock, the rights under the rights plan, unless prior to any such conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, distributed property as described in clause (3) under "— Conversion Rate Adjustments" above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate

To the extent permitted by law and the rules of The NASDAQ Global Select Market or any other securities exchange on which any of our securities are then listed, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of shares of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or our common stock (or rights to acquire shares of our common stock) or similar event.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see "Certain U.S. Federal Income Tax Considerations." Because this deemed distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, against any payments on our common stock).

Adjustment of Prices

Whenever any provision of the indenture requires us to calculate closing sale prices over a span of multiple days (including with respect to the "stock price" for purposes of a make-whole fundamental change (as defined below)), we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, record date, effective date or expiration date of the event occurs, at any time during the period during which such prices are to be calculated. Such adjustments will be effective as of the ex-dividend date, record date, effective date or expiration date, as the case may be, of the event causing the adjustment to the conversion rate.

Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption

If (i) an event occurs that is a fundamental change (as defined under "— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Purchase Notes," subject to any exceptions or exclusions to such definition other than the proviso to clause (2) thereof) (any such event, a "make-whole fundamental change") or (ii) we give notice to the holders of our intent to redeem any or all of the notes in cash on or after June 5, 2018 but prior to June 5, 2021 as provided under "— Optional Redemption by the Company — Optional Redemption by the Company on or After June 5, 2018 and Prior to June 5, 2021," and a holder elects to convert its notes in connection with such make-whole fundamental change or redemption notice, as the case may be, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the second business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of notes will be deemed for these purposes to be "in connection with" a redemption notice if the notice of conversion of the notes is received by the conversion agent from, and including, the date of the redemption notice until the close of business on the second business day immediately preceding the redemption date.

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change or redemption notice, as the case may be, will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the "effective date"), or the date of the redemption notice, as the case may be, and the price (the "stock price") determined as provided below in this paragraph. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price will be the amount of cash paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date of the redemption notice, as the case may be.

Upon surrender of notes for conversion in connection with a make-whole fundamental change or a redemption notice, we will deliver shares of our common stock, including the additional shares, as described under "— Settlement Upon Conversion." If the consideration for shares of our common stock in any make-whole fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the stock price for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such stock price.

We will notify holders and the trustee of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date (or, if we do not have knowledge of such transaction within five business days of the effective date of such transaction, within five business days of the date upon which we receive notice, or otherwise become aware, of such transaction).

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "— Conversion Rate Adjustments."

The following table sets forth the hypothetical stock prices and the number of additional shares to be received by which the conversion rate for the notes will be increased per $1,000 principal amount of the notes in the event of a make-whole fundamental change or a redemption notice, as the case may be:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
June , 2014
June 1, 2015
June 1, 2016
June 1, 2017
June 1, 2018
June 1, 2019
June 1, 2020
June 5, 2021

The exact stock prices and effective dates or dates of the redemption notice may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $             per share, subject to adjustment, no additional shares will be added to the conversion rate.

  •
  If the stock price is less than $             per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed             per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "— Conversion Rate Adjustments."

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equitable remedies.

Optional Redemption by the Company

Optional Redemption by the Company on or After June 5, 2018 and Prior to June 5, 2021

We may not redeem the notes prior to June 5, 2018, and no sinking fund is provided for the notes. On or after June 5, 2018 and prior to June 5, 2021, we may from time to time redeem any or all of the notes, except for the notes that we are required to repurchase as provided under "— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Purchase Notes" or "— Repurchase at the Option of the Holder — Repurchase at the Option of the Holder on Specified Dates", in cash at the applicable redemption price, provided that the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the notes on each applicable trading day.

Optional Redemption by the Company on or After June 5, 2021

On or after June 5, 2021, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under "— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Purchase Notes" or "— Repurchase at the Option of the Holder — Repurchase at the Option of the Holder on Specified Dates", in cash at the applicable redemption price.

Redemption Payment and Procedures

The redemption price for the notes to be redeemed on any redemption date will equal:

  •
  100% of the principal amount of the notes being redeemed; plus

  •
  accrued and unpaid interest, if any, to, but excluding, the redemption date.

Any notes redeemed by us will be paid for in cash.

If notes are redeemed on a date that is after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, we will not pay the accrued and unpaid interest contemplated by the second bullet above to the holder of notes being redeemed, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date.

We will give notice of redemption not more than 60 calendar days but not less than 35 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

  •
  that you have a right to convert the notes called for redemption, and the conversion rate then in effect; and

  •
  the date on which your right to convert the notes called for redemption will expire, which will be the close of business on the second business day immediately preceding the redemption date.

At the time that such notice is provided, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish this information on our website or through such other public medium as we may use at that time. If less than all of the outstanding notes are to be redeemed, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the notes to be redeemed are not global notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or an integral multiple of $1,000 in excess thereof by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption. We may not redeem any notes if we have failed to pay any interest due on the notes and such failure to pay is continuing or if the principal amount of the notes has been accelerated (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes) and such acceleration has not been rescinded, in either case, on or prior to the redemption date.

Repurchase at the Option of the Holder

Repurchase at the Option of the Holder on Specified Dates

You will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of your notes on June 5, 2021, June 5, 2024 and June 5, 2029 (each, a "specified repurchase date"), provided you have properly delivered and not withdrawn a written repurchase notice with respect to the notes you require us to repurchase. Notes submitted for repurchase must be in principal amounts of $1,000 or an integral multiple of $1,000 in excess thereof.

The specified date repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but excluding, the specified repurchase date, unless such specified repurchase date falls after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

We will give notice (a "specified date repurchase right notice") at least 20 business days prior to each specified repurchase date to the trustee to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. Such specified date repurchase right notice shall state, among other things:

  •
  the specified repurchase date;

  •
  the last date on which a holder may exercise the repurchase right, if applicable;

  •
  the specified date repurchase price;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the notes with respect to which a specified date repurchase notice has been delivered by a holder may be converted only if the holder withdraws the specified date repurchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing the specified date repurchase right notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish this information on our website or through such other public medium as we may use at that time.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on a date (the "fundamental change repurchase date") of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change repurchase right notice (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

  (1)  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  (2)  the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) above pursuant to which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders' proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction shall not be a fundamental change pursuant to such clause (2)(B);

  (3)  our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

  (4)  our common stock (or other securities underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes the reference property for the notes.

After the occurrence of a fundamental change, but on or before the 10th day following such occurrence, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right, if any (the "fundamental change repurchase right notice"). Such fundamental change repurchase right notice shall state, among other things:

  •
  the events causing a fundamental change and whether such fundamental change also constitutes a make-whole fundamental change;

  •
  the date of the fundamental change;

  •
  the last date on which a holder may exercise the repurchase right, if applicable;

  •
  the fundamental change repurchase price;

  •
  the fundamental change repurchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their notes, if applicable.

Simultaneously with providing the fundamental change repurchase right notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish this information on our website or through such other public medium as we may use at that time.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The fundamental change repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase price and fundamental change repurchase features, however, are not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "all or substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our consolidated assets may be uncertain.

Repurchase Procedures

To exercise a repurchase right, you must deliver to the paying agent between the date of the specified date repurchase right notice or fundamental change repurchase right notice, as applicable, and the close of business on the second business day immediately prior to the specified repurchase date or fundamental change repurchase date, as applicable, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Repurchase Notice" on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures):

  •
  if certificated, the certificate numbers of your notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000 in excess thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately prior to the specified repurchase date or fundamental change repurchase date, as applicable. The notice of withdrawal shall state (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures):

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

We will be required to repurchase the notes on the specified repurchase date or fundamental change repurchase date, as applicable. You will receive payment of the applicable repurchase price promptly following the later of the specified repurchase date or fundamental change repurchase date, as applicable, and the time of book-entry transfer or the delivery of the notes. Subject to a holder's right to receive interest on the related interest payment date where the specified repurchase date or fundamental change repurchase date, as applicable, falls between a regular record date for the payment of interest and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the applicable repurchase price of the notes on the specified repurchase date or fundamental change repurchase date, as applicable, then:

  •
  the notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent; and

  •
  all other rights of the holder will terminate other than the right to receive the repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

In connection with any repurchase offer pursuant to a fundamental change repurchase right notice or a specified date repurchase right notice, as applicable, we will, if required:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

  •
  file a Schedule TO or any other required schedule under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this "— Repurchase at the Option of the Holder" to be exercised in the time and in the manner specified in the indenture. No notes may be repurchased on any date at the option of holders on a specified repurchase date or fundamental change repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the applicable repurchase price with respect to such notes).

We may not have enough cash to repay the applicable repurchase price. See "Risk Factors — Risks Related to the Notes and the Offering of the Notes — We may not have the cash necessary to satisfy our cash obligations under the notes, and our future debt may contain limitations on our ability to satisfy our cash obligations under the notes."

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (the "successor company"), is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; (iii) to the extent that we are not or the successor company is not, as applicable, the issuer of any part of the securities into which the notes have become convertible or exchangeable, such issuer of such securities (a) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) fully and unconditionally guarantees the notes on a senior basis or otherwise provides adequate assurance that the immediate resale of any such securities received upon conversion or exchange by holders of notes who are not affiliates of us or the successor company will not require registration under the Securities Act, and (iv) other conditions specified in the indenture are met. Upon any such consolidation, merger or transfer, the successor company shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above. Furthermore, there is no precise, established definition of the phrase "all or substantially all" of our consolidated assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above (or under "— Conversion Rights —

Recapitalizations, Reclassifications and Changes of Our Common Stock," "— Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption" or "— Repurchase at the Option of the Holder — Fundamental Change Permits Holders to Require Us to Repurchase Notes") would apply to a conveyance, transfer, sale, lease or other disposition of less than all of our consolidated assets.

Events of Default

Notwithstanding the provisions under "Description of Senior Debt Securities — Events of Default, Waivers, Etc." in the accompanying prospectus, which will not apply with respect to the notes, each of the following will constitute an event of default under the indenture:

  (1)  default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

  (2)  default in the payment of principal of any note (including the fundamental change purchase price, specified date purchase price and redemption price) when due and payable at its stated maturity, upon required repurchase, upon any redemption, upon declaration of acceleration or otherwise;

  (3)  failure by us to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder's conversion right;

  (4)  failure by us to comply with our obligations under "— Consolidation, Merger and Sale of Assets";

  (5)  failure by us to comply with our notice obligations under "— Conversion Rights," "— Optional Redemption by the Company" or "— Repurchase at the Option of the Holder";

  (6)  failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding (with a copy to the trustee) has been received by us to comply with any of our other agreements contained in the notes or indenture;

  (7)  default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $20,000,000 in the aggregate of the Company and/or any such subsidiary, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable, unless such debt is discharged or such default is cured, waived or rescinded within 30 days of date on which such debt became or was declared due and payable, or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon redemption, upon declaration of acceleration or otherwise;

  (8)  any final judgments for payment in excess of $20,000,000 in the aggregate (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

  (9)  certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the "bankruptcy provisions").

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under "— Reports" below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during the 60-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elect to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 60-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest on the notes, failure to deliver consideration due upon conversion or any other covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default (other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration or failure to deliver the consideration due upon conversion) have been cured or waived and all amounts owing to the trustee have been paid or duly provided for.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

  (1)  such holder has previously given the trustee notice that an event of default is continuing;

  (2)  holders of at least 25% principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)  such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

  (4)  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)  the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee shall exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise that a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the trustee in personal liability, and the trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail or send to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Payments of any repurchase price, redemption price, principal or interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  (1)  reduce the amount of notes whose holders must consent to an amendment;

  (2)  reduce the rate, or extend the stated time for payment, of interest on any note;

  (3)  reduce the principal, or extend the stated maturity, of any note;

  (4)  make any change that adversely affects the conversion rights of any notes;

  (5)  reduce any repurchase price or redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (6)  change the place or currency of payment of principal or interest in respect of any note;

  (7)  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

  (8)  modify the provisions with respect to our redemption rights as described under "— Optional Redemption by the Company" above in a manner adverse to holders of notes;

  (9)  adversely affect the ranking of the notes as our senior unsecured indebtedness; or

  (10)  make any change in the amendment provisions that require each holder's consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

  (1)  cure any ambiguity, omission, defect or inconsistency in the indenture that does not adversely affect holders of the notes;

  (2)  provide for the assumption by a successor corporation of our obligations under the indenture;

  (3)  add guarantees with respect to the notes;

  (4)  secure the notes;

  (5)  add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

  (6)  provide for the conversion of notes or any required adjustments to the Conversion Rate in accordance with the terms of the indenture;

  (7)  make any change that does not adversely affect the rights of any holder;

  (8)  comply with any requirement of the SEC in connection with any qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

  (9)  conform the provisions of the indenture to the "Description of Notes" section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet (and the trustee may conclusively rely on an officers' certificate from us for such purpose).

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail or send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, any repurchase date, any redemption date, upon conversion or otherwise, cash and (in the case of conversion) shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the closing sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder. The trustee will not be responsible for making calculations with respect to the notes.

Trustee

Wells Fargo Bank, National Association is the trustee, registrar, paying agent and conversion agent.

We now have, and may from time to time conduct, other banking transactions, including lending transactions, or maintaining deposit accounts with, the trustee in the ordinary course of business. The trustee will be permitted to engage in other transactions with us; however, if it acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

Form, Denomination and Registration

The notes will be issued:

  •
  in fully registered form;

  •
  without interest coupons; and

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  in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Inapplicable Sections of the Accompanying Prospectus

The sections in the accompanying prospectus entitled "Description of Senior Debt Securities — Registration and Transfer", "Description of Senior Debt Securities — Book-Entry Senior Debt Securities", "Description of Senior Debt Securities — Payment and Paying Agents", "Description of Senior Debt Securities — Consolidation, Merger or Sale of Assets", "Description of Senior Debt Securities — Leveraged and Other Transactions", "Description of Senior Debt Securities — Modification of the Indenture", "Description of Senior Debt Securities — Events of Default, Waivers, Etc." and "Description of Senior Debt Securities — Satisfaction and Discharge" do not apply to the notes.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR. Delivery of reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the notes (as to which the trustee is entitled to rely exclusively on certificates provided to it under the indenture). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

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  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

We will pay interest on the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, redemption date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC's practice is to credit participants' accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction. Any notices required to be given to the holders while the notes are global notes will be given to DTC.

DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing. We may also exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest if we and the owner of such beneficial interest agree to such exchange.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law; Jury Trial Waiver

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

The indenture provides that the Company and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2014, 41,554,200 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion, or preemptive rights.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

  •
  adversely affect the rights and powers, including voting rights, of holders of common stock; and

  •
  have the effect of delaying, deferring, or preventing a change in control.

Depositary Shares

We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Bylaws

Provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an "interested stockholder" being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

In addition, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect. These provisions may delay, defer, or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Election, Appointment and Removal of Directors

Our amended and restated bylaws and amended and restated certificate of incorporation include provisions classifying our board of directors into three classes with staggered three-year terms. Accordingly, only approximately one-third of our board of directors will be elected at each annual meeting. Only our board of directors is authorized to fill vacant directorships or increase the size of our board. Directors may only be removed for cause by holders of a majority of the shares entitled to vote at an election of directors.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our board of directors or by a committee of the board of directors that has been given the power to call special meetings by the board of the directors.

Advance Notice Requirements for Stockholders Proposals and Directors Nominations

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date in the current year that corresponds to the date of the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further stockholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek stockholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64874, St. Paul, Minnesota 55164-0874, and its telephone number for stockholder services is (800) 468-9716.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain material U.S. federal income tax considerations relating to the purchase, ownership, conversion and disposition of the notes and the ownership and disposition of the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as "capital assets" (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, or the Code), or a U.S. holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not address the potential application of the tax on net investment income, the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS AND TAX TREATIES.

As used herein, the term "U.S. holder" means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes, is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A "non-U.S. holder" is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership, including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is an owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. An owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of such note or common stock.

U.S. Holders

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest received or accrued on the notes, in accordance with their regular method of tax accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by at least a statutorily defined de minimis amount, the U.S. holder will be required to include such excess in income as "original issue discount" over the term of the instrument, irrespective of the U.S. holder's regular method of tax accounting. We expect, and the discussion below assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Additional Interest

We may be required to make payments of additional interest to U.S. holders of the notes under the circumstances described under "Description of Notes — Events of Default" above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid it would be an incidental amount, and therefore we intend to take the position that this possible payment of additional interest will not subject the notes to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to the notes). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. holder's regular method of tax accounting. U.S. holders should consult their own tax advisors regarding the tax consequences in the event we pay additional interest.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the U.S. holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into either shares of our common stock or a combination of cash and shares of our common stock, the U.S. federal income tax consequences of which are described under "— Conversion of Notes" below). The U.S. holder's gain or loss will equal the difference between the proceeds received by it (other than amounts attributable to accrued but unpaid interest) and its tax basis in the note. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder's tax basis in the note generally will equal the amount it paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the taxable disposition of the note will be long-term capital gain or loss if it held the note for more than one year, or short-term capital gain or loss if it held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

A U.S. holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except to the extent of cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under "— Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note may be treated as a taxable dividend. The U.S. holder's aggregate tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. holder's tax basis in the note. The U.S. holder's holding period in the common stock (other than shares attributable to accrued interest) will include the U.S. holder's holding period in the note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. holder's tax basis in the common stock attributable to the fractional share on a proportionate basis in accordance with its relative fair market value.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not yet included in income by a U.S. holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest will begin on the day after the date of receipt.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in "Description of Notes — Conversion Rights — General," should consult its own tax advisor concerning the appropriate treatment of such payment.

If we undergo certain corporate transactions, as described under "Description of Notes — Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock" above, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such corporate transaction had the notes been converted into our common stock immediately prior to such corporate transaction, except that such holders will not be entitled to receive make-whole shares unless such notes are converted in connection with the relevant make-whole fundamental change or provisional redemption. Depending on the facts and circumstances at the time of such corporate transaction, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

Conversion of Notes for Cash and Common Stock

If we are required to deliver shares of our common stock to a converting holder and such number of shares exceeds the aggregate number of authorized but unissued shares and treasury shares available to us at the conversion date for the purpose of satisfying conversions of the notes, we will pay to such holder the value of any such excess shares in cash. See "Description of Notes — Conversion Rights — Settlement Upon Conversion." If a U.S. holder receives a combination of common stock and cash (other than cash received in lieu of a fractional share) upon conversion of a note, the treatment of the U.S. holder will depend on whether the notes are treated as "securities" for U.S. federal income tax purposes. We intend to take the position, to the extent that we are required to do so, that the notes qualify as securities for U.S. federal income tax purposes. If such position is respected, a U.S. holder generally will not recognize loss, but will recognize gain, if any, on a note so converted, in an amount equal to the lesser of (i) the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as interest income) minus the U.S. holder's adjusted tax basis in the notes and (ii) the amount of cash received (other than cash attributable to accrued interest or cash received in lieu of a fractional share). Such gain generally will be capital gain and will be long-term capital gain if the note has been held for more than one year at the time of the conversion.

The U.S. holder's aggregate tax basis in the common stock received (including any fractional share deemed received, but excluding stock received with respect to accrued interest) will equal its adjusted tax basis in the note converted, increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share). The U.S. holder's holding period for shares of common stock (other than common stock received with respect to accrued interest) will include the period during which it held such note. A U.S. holder's tax basis in any common stock received with respect to accrued interest will equal the fair market value of the stock received, and the holding period for such common stock will begin on the day following the date of receipt.

Alternatively, if the notes are not treated as securities, the treatment of a conversion in which a U.S. holder receives a combination of common stock and cash may be viewed as consisting of a nontaxable exchange of a portion of each note for common stock (other than common stock attributable to accrued interest) and a taxable exchange of the remaining portion of each note for cash.

Distributions

If, after a U.S. holder acquires any of our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder's income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the U.S. holder's tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends-received deduction on any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such U.S. holders' proportionate interests in our earnings and profits or assets. In that case, the U.S. holders of notes may be treated as though they received a distribution that may be taxable. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate U.S. holders of notes for taxable distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a make-whole fundamental change or redemption, as described under "Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change or Notice of Redemption" above, also may be treated as a taxable distribution.

If an event occurs that dilutes the interests of stockholders or increases the interests of U.S. holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of U.S. holders of the notes also could be treated as a taxable distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable distribution to the stockholders. Not all changes in the conversion rate that result in U.S. holders of notes receiving more common stock on conversion, however, increase such U.S. holders' proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the U.S. holders' interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive distributions. Any taxable constructive distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient's tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the recipient's investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividends would be eligible for the reduced rates (for non-corporate holders) or dividends-received deduction (for corporate holders) described in the previous paragraph.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of common stock. The U.S. holder's gain or loss will equal the difference between the proceeds received by it and its tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of common stock will be long-term capital gain or loss if the U.S. holder's holding period in the common stock is more than one year, or short-term capital gain or loss if the U.S. holder's holding period in the common stock is one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers are currently taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Taxation of Interest

Payments of interest to non-U.S. holders generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence), collected by means of withholding by the payor.

Payments of interest on the notes to most non-U.S. holders, however, should qualify as "portfolio interest," and thus should be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

  •
  owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

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  is a "controlled foreign corporation" that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership; or

  •
  is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (see the discussion under "— Income or Gains Effectively Connected With a U.S. Trade or Business" below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation's voting stock. The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or other appropriate form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Subject to the discussion below under "— Legislation and Guidance Relating to Foreign Accounts," non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under "— Taxation of Interest" above), unless:

  •
  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under "— Income or Gains Effectively Connected With a U.S. Trade or Business";

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

  •
  the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, described below, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption, conversion or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder's holding period for the notes or common stock disposed of), a "United States real property holding corporation," or USRPHC. In general, we would be a USRPHC if interests in U.S. real property comprised at least 50% of the fair market value of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on any common stock received on conversion of a note, and any taxable constructive dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under "— U.S. Holders — Constructive Distributions" above) generally will be subject to U.S. federal withholding tax at a 30% rate. Any withholding tax with respect to taxable constructive stock dividends may be set off against subsequent payments on the notes. The withholding tax on dividends (including any taxable constructive dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or other appropriate form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder's conduct of a U.S. trade or business are discussed below under "— Income or Gains Effectively Connected With a U.S. Trade or Business."

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the ownership or disposition of notes or common stock by a non-U.S. holder assumes that the non-U.S. holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other taxable disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then that income or gain generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the non-U.S. holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Legislation and Guidance Relating to Foreign Accounts

Provisions commonly referred to as "FATCA" may impose withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. The legislation generally imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to certain non-financial foreign entities, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an "intergovernmental agreement" with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury. Under final regulations, any obligation to withhold from payments made to a foreign financial institution or a foreign non-financial entity under the new legislation with respect to dividends on our common stock will not begin until July 1, 2014 and with respect to the gross proceeds of a sale or other disposition of our common stock will not begin until January 1, 2017. Further, withholding will not apply to notes outstanding on July 1, 2014, unless such debt securities undergo a significant modification after that date. Prospective investors should consult their tax advisors regarding this legislation.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest or dividends (including constructive dividends) to U.S. holders of notes or common stock generally will be subject to information reporting and will be subject to backup withholding, unless the holder (1) is an exempt recipient, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or, if applicable, common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends (including constructive dividends) paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under "— Taxation of Interest" and "— Dividends" above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or other appropriate form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through Piper Jaffray & Co. as the sole underwriter. We have entered into a firm commitment underwriting agreement with Piper Jaffray. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, all of the notes.

The underwriter is committed to purchase all the notes being offered by us if it purchases any notes, other than those notes covered by the option described below.

The underwriter proposes to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement (plus accrued interest, if any, from the date of original issuance) and to certain dealers at that price less a concession not in excess of         % of the principal amount of the notes. If some of the notes are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

We have granted the underwriter an option to buy up to an additional $30,000,000 in aggregate principal amount of notes from us. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional notes are purchased, the underwriter will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriter to us per note. The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us, assuming both no exercise and full exercise of the underwriter's option to purchase additional notes.

Total
Per Note
			No Exercise	Full Exercise
Public offering price		%	$	$
Underwriting discounts and commissions

Proceeds, before expenses, to us		%	$	$

We estimate that the total fees and expenses payable by us, excluding underwriting discount and commissions, will be approximately $542,000. We have agreed to pay Barington Capital Group, LP, Canaccord Genuity Inc., Craig-Hallum Capital Group LLC, CRT Capital Group LLC, Needham & Company, LLC, and Stifel, Nicolaus & Company, Incorporated aggregate fees of $1.3 million for certain services to us. The underwriter has agreed to reimburse us up to $1.3 million for certain expenses in connection with this offering.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by us or them, as applicable, in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or, in the case of our executive officers and directors; or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. The foregoing restrictions do not apply to our executive officers and directors with respect to (i) transfers of shares of common stock or securities convertible or exchangeable for common stock pursuant to any Rule 10b5-1 trading plans of such executive officer or director existing on the date of this prospectus supplement, (ii) exercises of any stock option or the vesting of any restricted stock unit or restricted stock awards granted under any of our equity plans, including but not limited to any stock incentive plan, employee stock option plan, restricted stock unit plan or restricted stock award plan, or automatic sales of stock to us pursuant to the terms of such plans to cover tax payments or any form of "cashless" exercise generally available for such grants, provided that any shares of common stock received upon the exercise of such stock option or vesting of such restricted stock unit or restricted stock award shall be subject to the restrictions contained in the preceding sentence, or (iii) (A) bona fide gifts or other transfers for no consideration or (B) dispositions of common stock to any trust, family limited partnership or similar entity for the direct or indirect benefit of the executive officer or director and/or the ancestors, lineal descendants, siblings or spouse of such executive officer or director. Notwithstanding the foregoing, an executive officer or director may enter into a new Rule 10b5-1 trading plan; provided that (i) no trades of shares of common stock will occur under the trading plan during the 90-day restricted period (and any extension thereof pursuant to the next succeeding paragraph), and (ii) no filing or public announcement under the Exchange Act or otherwise shall be made by us or such executive officer or director in connection with entering into such a sales plan during the 90-day restricted period (and any extension thereof pursuant to the next succeeding paragraph).

Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriter waives, in writing, such extension or unless at such time publication or distribution of a research report with respect to us could be published pursuant to Rule 139 promulgated under the Securities Act. The underwiter, in its discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Our common stock is traded on the NASDAQ Global Select Market under the symbol "SPNC."

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of these notes during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the notes for its own account by selling more notes than we have sold to it. Short sales involve the sale by the underwriter of a greater number of notes than the underwriter is required to purchase in the offering. The underwriter may close out any short position by either exercising its option to purchase additional notes or purchasing notes in the open market.

These activities by the underwriter, as well as other purchases by the underwriter for its own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on the websites maintained by the underwriter and the underwriter may distribute prospectuses and prospectus supplements electronically.

The underwriter, in the ordinary course of its various business activities, and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriter and its affiliates have in the past provided and may from time to time in the future provide certain commercial banking, financial advisory, investment banking and other services for us and/or our affiliates. In addition, the underwriter is providing investment banking and advisory services to us in connection with the AngioScore acquisition. The underwriter and its affiliates have in the past received and will be entitled to receive separate fees for such services.

 LEGAL MATTERS

Certain legal matters will be passed upon for us by Faegre Baker Daniels LLP, Denver, Colorado. Latham & Watkins LLP, Costa Mesa, California will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements and schedule of The Spectranetics Corporation and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedules for the year ended December 31, 2011, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting have been audited by EKS&H LLLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of AngioScore Inc. included as Exhibit 99.2 to the Current Report on Form 8-K of The Spectranetics Corporation dated May 27, 2014, incorporated by reference in this prospectus supplement have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus supplement. This prospectus supplement is a part of that registration statement, which includes additional information not contained in this prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.spectranetics.com/. Our website is not a part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate documents by reference in this prospectus supplement. This means that if we list or refer to a document that we have filed with the SEC in this prospectus supplement, that document is considered to be a part of this prospectus supplement and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus supplement and the accompanying prospectus. The documents listed below are incorporated by reference into this prospectus supplement (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act:

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  our Annual Report on Form 10-K for the year ended December 31, 2013;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

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  our Current Reports on Form 8-K filed on February 26, 2014, April 16, 2014 and May 27, 2014;

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  our Definitive Proxy Statement on Schedule 14A filed on April 22, 2014 and amendment thereto filed on May 2, 2014;

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  the description of our common stock contained in our registration statement on Form 8-A, declared effective by the Commission on December 5, 1991, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description; and

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  any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the common stock (which filed documents do not include any portion thereof containing information furnished rather than filed, including information furnished under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K).

You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's Internet web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus supplement by writing or telephoning us at 9965 Federal Drive, Colorado Springs, Colorado 80921, Attention: Corporate Secretary (719) 633-8333. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PROSPECTUS

THE SPECTRANETICS CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Units

        We may from time to time offer senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, or units. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "SPNC." On May 23, 2014, the last reported sale price of our common stock was $23.78 per share.

        There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 27, 2014.

        You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus or any prospectus supplement may only be accurate on the date of those documents.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "The Spectranetics Corporation," "Spectranetics," the "Company," "we," "us" and "our" refer to The Spectranetics Corporation and all of its subsidiaries collectively.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein may include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "will," "estimate," "expect," "project," "intend," "should," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. You are cautioned not to place undue reliance on these forward-looking statements and to note that they speak only as of the date hereof. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports that we file with the SEC from time to time, and the following:

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  We may be unable to compete successfully with larger companies in our highly competitive industry.

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  Our ability to increase our revenue depends on our ability to successfully penetrate our target markets and develop new products for those markets.

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  Our products may not achieve or maintain market acceptance.

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  If we do not achieve our projected development and commercialization goals, our business may be harmed.

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  We have a history of losses and may not achieve profitability.

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  If we make acquisitions, we could encounter difficulties that harm our business.

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  If we cannot obtain additional funding, we may be unable to make desirable acquisitions.

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  If we do not manage our growth or control costs related to growth, our results of operations will suffer.

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  Litigation and other legal proceedings may adversely affect our business.

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  Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business, financial condition, results of operations and cash flows in our key markets.

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  Regulatory compliance is expensive and complex, and approvals can often be denied or significantly delayed.

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  If our clinical trials are unsuccessful or significantly delayed, or if we do not complete our clinical trials, our business may be harmed.

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  From time to time, we engage outside parties to perform services related to certain of our clinical studies and trials, and any failure of those parties to fulfill their obligations could cause costs and delays.

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  Our regulatory compliance program cannot guarantee we comply with all potentially applicable U.S. federal and state regulations and all potentially applicable foreign regulations.

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  Compliance with the terms and conditions of our Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services requires significant resources and management time and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially adversely affect our business.

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  Our products may be subject to recalls after receiving FDA or foreign approval or clearance, which would divert managerial and financial resources, harm our reputation, and could adversely affect our business.

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  The continuing development of many of our products depends upon our maintaining strong working relationships with physicians.

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  We may not effectively be able to protect our intellectual property, which could have a material adverse effect on our business, financial condition or results of operations.

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  We may incur substantial costs because of litigation or other proceedings relating to patent and other intellectual property rights, which could cause substantial costs and liability.

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  If we cannot protect and control unpatented trade secrets, know-how and other proprietary technology, we may suffer competitive harm.

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  We have important sole source suppliers and may be unable to replace them if they stop supplying us.

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  Our net operating loss carryovers may be limited.

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  Technological change may cause our products to become obsolete.

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  We and our component suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition, and results of operations.

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  Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payers could decrease the demand for our products, the prices that customers are willing to pay for those products and the number of procedures performed using our devices, which could have an adverse effect on our business.

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  We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and, if we cannot fully comply with such laws, could face substantial penalties.

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  If we fail to obtain regulatory approvals in other countries for our products, we cannot market our products in those countries, which could harm our business.

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  There are risks that come from having international operations.

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  If our manufacturing operations are interrupted, our results may be adversely affected.

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  Product liability and other claims against us may reduce demand for our products or result in substantial damages.

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  Environmental and health safety laws may result in liabilities, expenses, and restrictions on our operations.

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  We depend on attracting, retaining, and developing key management, clinical, scientific, and sales and marketing personnel, and losing these personnel could impair the development and sales of our products.

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  Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

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  An interruption in or breach of security of our information or manufacturing systems, including the occurrence of a cyber incident or a deficiency in our cybersecurity, may cause a loss of business or damage to our reputation.

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  A U.S. and global economic downturn could adversely affect our operating results, financial condition, or liquidity.

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  Our stock price may continue to be volatile.

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  If securities or industry analysts issue an adverse or misleading opinion regarding our stock or do not publish research or reports about our business, our stock price could decline.

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  We have never paid cash dividends on our capital stock, and we do not anticipate paying any dividends in the foreseeable future.

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  Protections against unsolicited takeovers in our charter and bylaws may reduce or eliminate our stockholders' ability to resell their shares at a premium over market price.

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  Risk factors discussed in any accompanying prospectus supplement.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

 THE SPECTRANETICS CORPORATION

        We develop, manufacture, market and distribute single-use medical devices used in minimally invasive procedures within the cardiovascular system. Our products are used to access and treat arterial blockages in the legs and heart and to remove pacemaker and defibrillator cardiac leads. We believe that the diversified nature of our business allows us to respond to a wide range of physician and patient needs. During the year ended December 31, 2013, approximately 68% of our disposable product revenue was from products used with our proprietary excimer laser system, the CVX-300®. Our single-use laser catheters contain up to 250 small diameter, flexible optical fibers that can access difficult to reach peripheral and coronary anatomy and produce evenly distributed laser energy at the tip of the catheter. Our excimer laser system is the only laser system approved in the United States, Europe, Japan and Canada for use in multiple minimally invasive cardiovascular procedures.

        Our disposable devices include Vascular Intervention and Lead Management products. Our Vascular Intervention products include a broad range of laser catheters for ablation of blockages in arteries above and below the knee (peripheral atherectomy), support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions (crossing solutions), and aspiration and cardiac laser catheters to treat blockages in the heart (coronary atherectomy and thrombectomy). Our Lead Management products include excimer laser sheaths, dilator sheaths, mechanical sheaths, and accessories for the removal of pacemaker and defibrillator cardiac leads.

        Our two reporting segments are United States Medical and International Medical. United States Medical includes direct sales operations in the United States and Canada. International Medical includes our sales presence in over 40 countries outside of the U.S. and Canada, including our direct sales operations in certain countries in Europe and Puerto Rico and a network of approximately 40 distributors.

        We are a Delaware corporation. Our common stock is listed on the NASDAQ Global Select Market under the symbol "SPNC." Our principal and executive offices are located at 9965 Federal Drive, Colorado Springs, Colorado 80921 and our telephone number is (719) 633-8333. Our Internet address is www.spnc.com. Information on our website does not constitute part of this prospectus.

 RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31					Three Months Ended March 31, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges(1)	—	—	3.4x	7.5x	1.8x	—

(1)
For 2009, 2010 and the three months ended March 31, 2014, our earnings were insufficient to cover fixed charges by $13.2 million, $6.8 million and $5.5 million, respectively. The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for all periods presented because no shares of preferred stock were outstanding during these periods.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with covenants under any existing financing agreements, which may restrict or limit our ability to declare or pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities described in this prospectus for working capital and general corporate purposes, which may include:

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  acquisitions;

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  repayment or refinancing of future debt;

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  capital expenditures;

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  investments; and

  •
  other business opportunities.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

        The following description applies to the senior debt securities offered by this prospectus. The senior debt securities will be direct, unsecured obligations of Spectranetics and will rank on a parity with all of our outstanding unsecured senior indebtedness. The senior debt securities may be issued in one or more series. The senior debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete; and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the senior debt securities to which any prospectus supplement may relate. The particular terms of any senior debt security and the extent, if any, to which these general provisions may apply to the senior debt securities will be described in the prospectus supplement relating to the senior debt securities.

        The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under it. Rather, the indenture provides that senior debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Senior debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the senior debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Senior debt securities of a series may be issuable in registered form without coupons, which we refer to as "registered securities," or in the form of one or more global securities in registered form, which we refer to as "global securities."

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of senior debt securities for which this prospectus is being delivered:

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  the title of the senior debt securities;

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  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the senior debt securities;

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  the priority of payment of the senior debt securities;

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  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the senior debt securities will be issued;

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  the date or dates on which the principal of the senior debt securities will be payable;

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  the interest rate or rates, which may be fixed or variable, for the senior debt securities, if any, or the method of determining the same;

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  the date or dates from which interest, if any, on the senior debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

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  the extent to which any of the senior debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global senior debt security will be paid;

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  each office or agency where the senior debt securities may be presented for registration of transfer or exchange;

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  the place or places where the principal of and any premium and interest on the senior debt securities will be payable;

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  the date or dates, if any, after which the senior debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the senior debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the senior debt securities;

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  the currency, currencies or units based on or related to currencies for which the senior debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the senior debt securities may be payable;

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  any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

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  the payment of any additional amounts with respect to the senior debt securities;

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  whether any of the senior debt securities will be issued with original issue discount;

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  information with respect to book-entry procedures, if any;

  •
  any additional covenants or events of default not currently included in the indenture relating to the senior debt securities; and

  •
  any other terms of the senior debt securities not inconsistent with the provisions of the indenture.

        If any of the senior debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of senior debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of senior debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Senior debt securities may be issued as original issue discount senior debt securities, which bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the senior debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those senior debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a senior debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a senior debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any senior debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will be issued only as registered securities. Senior debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other senior debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Senior Debt Securities

        Senior debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of senior debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the senior debt security is registered at the close of business on the regular record date for the payment.

Consolidation, Merger or Sale of Assets

        The indenture relating to the senior debt securities provides that we may, without the consent of the holders of any of the senior debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the senior debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger, or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the senior debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the senior debt securities do not contain provisions which would protect holders of the senior debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of senior debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the senior debt securities. However, no modification or alteration may be made without the consent of the holder of each senior debt security affected which would, among other things:

  •
  modify the terms of payment of principal of or any premium or interest on the senior debt securities; or

  •
  reduce the percentage in principal amount of outstanding senior debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to senior debt securities of any series is defined in the indenture to include:

  1.
  default in the payment of principal of or any premium on any of the outstanding senior debt securities of that series when due;

  2.
  default in the payment of interest on any of the outstanding senior debt securities of that series when due and continuance of such default for 30 days;

  3.
  default in the performance of any of our other covenants in the indenture with respect to the senior debt securities of that series and continuance of such default for 60 days after written notice;

  4.
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  5.
  any other event that may be specified in a prospectus supplement with respect to any series of senior debt securities.

        If an event of default with respect to any series of outstanding senior debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive an event of default resulting in acceleration and rescind the acceleration of the senior debt securities, but only if all events of default with respect to senior debt securities of such series have been remedied, all payments due, other than those due as a result of acceleration, have been made, and all amounts owing to the trustee have been paid.

        If an event of default occurs and is continuing, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series, subject to certain conditions set forth in the indenture, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. Prior to acceleration of maturity of the outstanding senior debt securities of any series, the holders of a majority in aggregate principal amount of the senior debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the senior debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any senior debt securities, the whole amount then due and payable on the affected senior debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any senior debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the senior debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the senior debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all senior debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the senior debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of senior debt securities will be set forth in the prospectus supplement relating to that series of senior debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

        The following description applies to the subordinated debt securities offered by this prospectus. The subordinated debt securities will be unsecured, subordinated obligations of Spectranetics. The subordinated debt securities may be issued in one or more series. The subordinated debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The particular terms of any subordinated debt security and the extent, if any, to which these general provisions may apply to the subordinated debt securities will be described in the prospectus supplement relating to the subordinated debt securities.

        The indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Rather, the indenture provides that subordinated debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Subordinated debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the subordinated debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Subordinated debt securities of a series may be issuable in the form of registered securities or global securities.

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of subordinated debt securities for which this prospectus is being delivered:

  •
  the title of the subordinated debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the subordinated debt securities;

  •
  the priority of payment of the subordinated debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the subordinated debt securities will be issued;

  •
  the date or dates on which the principal of the subordinated debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the subordinated debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the subordinated debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global subordinated debt security will be paid;

  •
  each office or agency where the subordinated debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the subordinated debt securities will be payable;

  •
  the date or dates, if any, after which the subordinated debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the subordinated debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the subordinated debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the subordinated debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the subordinated debt securities;

  •
  the payment of any additional amounts with respect to the subordinated debt securities;

  •
  whether any of the subordinated debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of subordination;

  •
  any additional covenants or events of default not currently included in the indenture relating to the subordinated debt securities; and

  •
  any other terms of the subordinated debt securities not inconsistent with the provisions of the indenture.

        If any of the subordinated debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of subordinated debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of subordinated debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Subordinated debt securities may be issued as original issue discount securities, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the subordinated debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the subordinated debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those subordinated debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a subordinated debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a subordinated debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any subordinated debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will be issued only as registered securities. Subordinated debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other subordinated debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Subordinated Debt Securities

        Subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of subordinated debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the subordinated debt security is registered at the close of business on the regular record date for the payment.

Subordination

        The subordinated debt securities will be subordinated and junior in right of payment to some of our other indebtedness (which may include senior indebtedness for money borrowed) to the extent described in the applicable prospectus supplement. At December 31, 2013, we had no indebtedness that would be senior to any subordinated debt securities that we may issue.

Consolidation, Merger or Sale of Assets

        The indenture relating to the subordinated debt securities provides that we may, without the consent of the holders of any of the subordinated debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the subordinated debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger, or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the subordinated debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the subordinated debt securities do not contain provisions which would protect holders of the subordinated debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of subordinated debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the subordinated debt securities. However, no modification or alteration may be made without the consent of the holder of each subordinated debt security affected which would, among other things:

  •
  modify the terms of payment of principal of or any premium or interest on the subordinated debt securities;

  •
  adversely modify the subordination terms of the subordinated debt securities; or

  •
  reduce the percentage in principal amount of outstanding subordinated debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to subordinated debt securities of any series is defined in the indenture to include:

  1.
  default in the payment of principal of or any premium on any of the outstanding subordinated debt securities of that series when due;

  2.
  default in the payment of interest on any of the outstanding subordinated debt securities of that series when due and continuance of such default for 30 days;

  3.
  default in the performance of any of our other covenants in the indenture with respect to the subordinated debt securities of that series and continuance of such default for 60 days after written notice;

  4.
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  5.
  any other event that may be specified in a prospectus supplement with respect to any series of subordinated debt securities.

        If an event of default with respect to any series of outstanding subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive an event of default resulting in acceleration of the subordinated debt securities, but only if all events of default with respect to subordinated debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the subordinated debt securities of that series. Prior to acceleration of maturity of the outstanding subordinated debt securities of any series, the holders of a majority in aggregate principal amount of the subordinated debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the subordinated debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any subordinated debt securities, the whole amount then due and payable on the affected subordinated debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any subordinated debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the subordinated debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the subordinated debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all subordinated debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of subordinated debt securities will be set forth in the prospectus supplement relating to that series of subordinated debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of As of March 31, 2014, 41,554,200 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

        Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion, or preemptive rights.

Preferred Stock

        Our board of directors has the authority, without further action by our stockholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

  •
  adversely affect the rights and powers, including voting rights, of holders of common stock; and

  •
  have the effect of delaying, deferring, or preventing a change in control.

Depositary Shares

        We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion, and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Bylaws

        Provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us.

Delaware Anti-Takeover Statute

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an "interested stockholder" being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

        In addition, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect. These provisions may delay, defer, or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Election, Appointment and Removal of Directors

        Our amended and restated bylaws and amended and restated certificate of incorporation include provisions classifying our board of directors into three classes with staggered three-year terms. Accordingly, only approximately one third of our board of directors will be elected at each annual meeting. Only our board of directors is authorized to fill vacant directorships or increase the size of our board. Directors may only be removed for cause by holders of a majority of the shares entitled to vote at an election of directors.

Stockholder Action; Special Meeting of Stockholders

        Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our board of directors or by a committee of the board of directors that has been given the power to call special meetings by the board of the directors.

Advance Notice Requirements for Stockholders Proposals and Directors Nominations

        Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date in the current year that corresponds to the date of the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further stockholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek stockholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

Transfer Agent

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64874, St. Paul, Minnesota 55164-0874, and its telephone number for stockholder services is (800) 468-9716.

DESCRIPTION OF WARRANTS

Offered Warrants

        We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt or equity securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

  Debt Warrants

        We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale.

  Equity Warrants

        We may also issue, together with equity securities or separately, warrants to purchase, including warrant spreads, shares of our common or preferred stock on terms to be determined at the time of sale.

General Terms of Warrants

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants and warrant spreads:

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  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

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  the currency with which the warrants may be purchased;

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  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

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  any applicable material United States federal income tax consequences;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination agents or other agents;

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  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  the terms of the securities issuable upon exercise of the warrants;

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  the antidilution provisions of the warrants, if any;

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  any redemption or call provisions;

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  the exercise price and procedures for exercise of the warrants;

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  the terms of any warrant spread and the market price of our common stock which will trigger our obligation to issue shares of our common stock in settlement of a warrant spread;

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  whether the warrants are to be sold separately or with other securities as part of units; and

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  any other terms of the warrants.

Significant Provisions of the Warrant Agreements

        We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive, and holders of warrants should review the detailed description of the relevant warrant agreement included in any prospectus supplement.

  Modifications Without Consent of Warrantholders

        We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

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  cure any ambiguity;

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  cure, correct or supplement any defective or inconsistent provision; or

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  amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

  Enforceability of Rights of Warrantholders

        The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

  Registration and Transfer of Warrants

        Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

  New York Law to Govern

        The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

        We may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

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  the terms of the units and of the warrants, debt securities, preferred stock or common stock, or combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer, or exchange of the units.

PLAN OF DISTRIBUTION

        From time to time, we may sell the securities offered by this prospectus:

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  through underwriters or dealers;

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  through agents;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement. Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

        The applicable prospectus supplement relating to the securities will set forth:

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  their offering terms, including the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the net proceeds we may receive from the sale;

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  any underwriting discounts, fees, commissions and other items constituting compensation to underwriters, dealers or agents;

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  any initial public offering price;

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  any discounts, commissions or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

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  any securities exchanges on which the securities may be listed.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

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  at a fixed price or prices which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers, and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL OPINIONS

        Faegre Baker Daniels LLP, Denver, Colorado, will issue an opinion about the legality of the securities offered under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

        The consolidated financial statements and schedule of The Spectranetics Corporation and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting have been audited by EKS&H LLLP, an independent registered accounting firm, for the year ended December 31, 2011, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The audited historical financial statements of AngioScore, Inc. included as Exhibit 99.2 to the Current Report on Form 8-K of The Spectranetics Corporation dated May 27, 2014, incorporated by reference herein, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our Company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We also file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements, and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 000-19711) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

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  our Current Reports on Form 8-K filed on February 26, 2014, April 16, 2014 and May 27, 2014;

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  our Definitive Proxy Statement on Schedule 14A filed on April 22, 2014 and amendment thereto filed on May 2, 2014; and

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  The description of our common stock contained in our registration statement on Form 8-A, declared effective by the Commission on December 5, 1991, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.spnc.com) or by writing or telephoning us at the following address:

The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention: Corporate Secretary
(719) 633-8333

Piper Jaffray

           , 2014